UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

CORRECTIONAL SERVICES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☒    Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $.01 par value

(2)	Aggregate number of securities to which transaction applies:

10,426,273 shares of Common Stock (10,169,607 outstanding shares plus 256,666 shares issuable upon exercise of “in the money” options (options exercisable at prices lower than the $6.00 per share merger consideration))

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$62,023,773 (the product of the $6.00 merger consideration and the 10,169,607 shares outstanding plus the product of the $3.92 differential between the $6.00 merger consideration and the $2.08 weighted average option exercise price of the 256,666 shares issuable upon exercise of the “in the money” options)

(4)	Proposed maximum aggregate value of transaction:

$62,023,773 (see (3) above for methodology)

(5)	Total fee paid:

$7,300.20 (calculated pursuant to Section 14(g) of the Exchange Act by multiplying $62,023,773 by 0.0001177)

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CORRECTIONAL SERVICES CORPORATION

1819 Main Street, Suite 1000

Sarasota, Florida 34236

Telephone: 941-953-9199

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Correctional Services Corporation (the “Company”) to be held at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236 on                     , 2005, at 10:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt a merger agreement whereby:

•	The GEO Group, Inc. (“GEO”) will acquire the Company through a merger;

•	the Company will become a wholly owned subsidiary of GEO and will cease to be a public company; and

•	each Company stockholder will be entitled to receive $6.00 in cash, without interest, for each share of the Company’s common stock owned by such stockholder.

The attached proxy statement provides a detailed description of the merger agreement (a copy of which is annexed as Annex A to the proxy statement), the proposed merger and related matters. The Company urges you to read these materials carefully.

You are also being asked to grant to the proxy holders the authority to vote, in their sole discretion, to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

After careful consideration, a Special Committee of the Company’s Board of Directors (the “Special Committee”) and the full Board of Directors (the “Board”) each determined that the merger and the related transactions are fair to, advisable and in the best interests of, the Company and its stockholders and the Board, including the members of the Special Committee, unanimously approved and recommends that you vote “FOR” adoption of the merger agreement. In considering the Board’s recommendation that stockholders adopt the merger agreement, stockholders should be aware that members of the Board and Special Committee and executive officers of the Company have interests in the merger both similar to and different than those of other stockholders. The attached proxy statement provides a detailed description of such interests.

Your vote is very important. The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting is required to adopt the merger agreement. A failure to vote has the same effect as a vote “AGAINST” adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. This action will not limit your right to vote in person at the special meeting.

Thank you for your cooperation and continued support.

Sincerely,

James F. Slattery
President and Chief Executive Officer

The attached proxy statement, dated September     , 2005, is first being mailed to stockholders on or about September     , 2005.

CORRECTIONAL SERVICES CORPORATION

1819 Main Street, Suite 1000

Sarasota, Florida 34236

Telephone: 941-953-9199

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                     , 2005

Notice is hereby given that a special meeting of stockholders of Correctional Services Corporation, a Delaware corporation (the “Company”), will be held at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236 on                     , 2005 at 10:00 a.m., local time, to consider and vote upon the following proposals:

1. To adopt the Agreement and Plan of Merger, dated July 14, 2005, by and among The GEO Group, Inc., a Florida corporation (“GEO”), GEO’s wholly owned subsidiary, GEO Acquisition, Inc., a Delaware corporation (“Merger Sub”), and the Company, whereby GEO will acquire the Company through a merger, pursuant to which:

•	Merger Sub will be merged with and into the Company;

•	the Company, as the surviving corporation of the merger, will become a wholly owned subsidiary of GEO and will cease to be a public company; and

•	the stockholders of the Company will become entitled to receive $6.00 per share in cash, without interest, for each of their shares of the Company’s common stock;

and

2. To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the special meeting. Only holders of record of the Company’s common stock at the close of business on                     , 2005, the record date, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. James F. Slattery, a director and the Company’s President and Chief Executive Officer, who owns approximately 8% of the Company’s outstanding common stock, has entered into a voting agreement with GEO, pursuant to which he has agreed to vote in favor of adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please submit your proxy as soon as possible, which will ensure that you are represented at the special meeting even if you are not there in person. Executed proxies with no instructions indicated thereon will be voted for adoption of the merger agreement. You may revoke your proxy at any time prior to the proxy being voted at the special meeting by delivering a written notice of revocation, or a duly executed proxy bearing a later date, to the Secretary of the Company, or by attending the special meeting and voting in person.

A Special Committee of the Company’s Board of Directors (the “Special Committee”) and the full Board of Directors (the “Board”) have each determined that the merger is fair to, and in the best interests of, the Company and its stockholders and have unanimously approved the merger agreement. The Board, including the members of the Special Committee, recommends that you vote “FOR” adoption of the merger agreement and the transactions contemplated thereunder. In considering the Board’s recommendation that stockholders adopt the merger agreement, stockholders should be aware that members of the Board and Special Committee and executive officers of the Company have interests in the merger both similar to and different than those of other stockholders. The attached proxy statement provides a detailed description of such interests.

The merger agreement and the merger and its effects are explained in the attached proxy statement, which you are urged to read carefully. A copy of the merger agreement is attached as Annex A to the proxy statement.

By Order of the Board of Directors,

John R. Mentzer, III
Vice President, General Counsel & Secretary

Sarasota, Florida

September     , 2005

i

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following is designed to address briefly, in question and answer format, the procedural aspects of the special meeting and the proposed merger believed to be of common interest to you and other stockholders of the Company. Many procedural issues important to you may not be addressed, and you should carefully read this entire proxy statement, including the Annexes hereto.

References in this proxy statement to the “Company” means, unless the context indicates otherwise, Correctional Services Corporation.

The Special Meeting

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by the Board.

Q.	What is the purpose of the special meeting?

A.	You are being asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated July 14, 2005, by and among GEO, Merger Sub and the Company and the transactions contemplated thereby, including the merger, as more fully described in this proxy statement. You are also being asked to approve the adjournment, if necessary, of the special meeting to allow additional proxies in favor of adoption of the merger agreement to be solicited.

Q.	When and where is the special meeting?

A.	The special meeting will take place at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236 on , 2005, at 10:00 a.m., local time.

Q.	Who may vote at the special meeting?

A.	Only holders of record of the Company’s common stock at the close of business on , 2005, the record date for the special meeting, may vote at the special meeting. On the record date, there were shares of the Company’s common stock outstanding held of record by approximately stockholders, each of whom will be entitled to one vote per share on any matter that may properly come before the special meeting. A majority of the shares outstanding ( ), present in person or by proxy and entitled to vote at the special meeting, is necessary to constitute a quorum for the special meeting to proceed to transact its business.

Q.	What vote is required to adopt the merger agreement?

A.	The Company is incorporated in Delaware, whose corporate law, accordingly, governs the Company’s corporate procedures. Delaware law requires the merger agreement to be adopted by the affirmative vote of the holders of a majority of the Company’s common stock outstanding on the record date (i.e., shares of the shares outstanding). Failure to vote or abstaining will have the same effect as a vote “AGAINST” adoption of the merger agreement.

The affirmative vote of the holders of a majority of the Company’s common stock present in person or by proxy and entitled to vote at the special meeting is required to approve the adjournment, if necessary, of the special meeting to allow additional proxies to be solicited in favor of adoption of the merger agreement. Failure to vote will have no effect on the approval of the adjournment proposal.

Q.	How may I vote my shares?

A.	If your shares are registered in your name, you may either vote your shares in person at the special meeting or, following the instructions on your proxy card, by proxy. However, if your shares are held in “street name”, only your broker can vote your shares. (Shares purchased through a broker, typically, are registered and held in the name of an entity designated by the brokerage firm, in which event the shares are referred to as being held in “street name”.)

Q.	If my shares are held in “street name”, can my broker vote my shares as the broker deems appropriate?

A.	Your broker may only vote your shares in accordance with your instructions. Without your instructions, following the procedure provided by your broker, your shares will not be voted, which will have the effect of a vote “AGAINST” adopting the merger agreement. Failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary, to allow additional proxies in favor of adoption of the merger agreement to be solicited.

Q.	What happens if I do not vote my shares registered in my name nor give instructions to my broker to vote my shares held in “street name”?

A.	Delaware law requires the merger agreement to be adopted by the affirmative vote of a majority of the shares outstanding on the record date. Accordingly, failure to vote the shares registered in your name or failure to give instructions to your broker as to how to vote your shares held in “street name” will both have the same effect as a vote “AGAINST” adopting the merger agreement. The approval of the proposal to adjourn the special meeting, if necessary, to allow additional proxies to be solicited in favor of adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy and entitled to vote at the special meeting. Failure to vote will have no effect on the approval of the adjournment proposal.

Q.	May I change my vote after I have delivered my proxy?

A.	You may change your vote at any time before your proxy has been voted at the special meeting by delivering to the Secretary of the Company written notice of revocation or a properly executed proxy with a date subsequent to the date of the original proxy, or by attending the special meeting and voting in person. Attendance alone will not revoke your proxy.

If your shares are held in “street name” and you provided your broker with voting instructions, you must follow the broker’s directions to change your vote.

Q.	How will my proxy be voted in the absence of voting instructions from me?

A.	If you deliver a properly completed proxy without marking the boxes or otherwise indicating your voting instructions, your proxy will be voted “FOR” adoption of the merger agreement and the transactions contemplated thereby and “FOR” approval of the adjournment proposal.

Q.	What happens if I sell my shares before the special meeting?

A.	If you were a stockholder of record on , 2005, the record date, you retain your right to vote at the special meeting. However, if you transfer your shares of the Company after the record date but prior to the date on which the merger becomes effective, you will not be entitled to the merger consideration of $6.00 per share for those shares of the Company’s common stock that you have sold. The right to receive the merger consideration for such shares will pass to the person who owns the shares when the merger is completed.

Q.	Am I entitled to dissenters’ or appraisal rights?

A.	Under Delaware law, stockholders are entitled to appraisal rights with respect to the merger if they make a written demand for appraisal of their shares prior to the taking of a vote of the stockholders on the merger, do not vote their shares in favor of adoption of the merger agreement and carefully follow the statutory procedure set forth in Section 262 (“Section 262”) of the Delaware General Corporation Law (the “DGCL”), a copy of which is attached to this proxy statement as Annex D. A stockholder’s failure to vote against adoption of the merger agreement does not constitute a waiver of such stockholder’s appraisal rights; however, a stockholder will waive such appraisal rights if he or she fails to make a written demand for appraisal of his or her shares prior to the taking of a vote of the stockholders on the merger, votes his or her shares in favor of adoption of the merger agreement or does not otherwise strictly comply with Section 262. See “Appraisal Rights” on page 40.

Q.	When is the merger expected to be consummated?

A.	In addition to the adoption of the merger agreement by the Company’s stockholders, other closing conditions must be satisfied, including expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the receipt of certain third party consents. It is, however, anticipated that the merger will become effective within two business days following adoption of the merger agreement by the Company’s stockholders at the special meeting.

Q.	When and where should I deliver the stock certificates for my shares of common stock?

A.	Following consummation of the merger, you will receive written instructions for exchanging your shares of the Company’s common stock for the $6.00 per share cash merger consideration. Please do not send any stock certificates with your proxy card.

Q.	What should I do if I have questions?

A.	If you have questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact: Georgeson Shareholder Communications, Inc. (“Georgeson”), the Company’s proxy solicitor, at 866-344-5214.

SUMMARY

This summary highlights selected information from this proxy statement relating to the merger. To understand the merger fully, you should read carefully this entire proxy statement, including the Annexes hereto. Page references to a more detailed description of the subject matter are included in the parentheses.

The Companies

Correctional Services Corporation

1819 Main Street, Suite 1000

Sarasota, Florida 34236

941-953-9199

Correctional Services Corporation, a corporation organized under the laws of the State of Delaware, develops and manages privatized correctional and detention facilities in the United States. The Company’s common stock is quoted on The Nasdaq National Market under the symbol “CSCQ”.

The GEO Group, Inc.

GEO Acquisition, Inc.

One Park Place

621 Northwest 53rd Street, Suite 700

Boca Raton, Florida 33487

561-893-0101

The GEO Group, Inc., a corporation organized under the laws of the State of Florida, is a leading global provider of government-outsourced services specializing in the management of adult correctional, detention and mental health facilities. GEO currently operates a total of 42 correctional, detention and mental health facilities with a total design capacity of 38,500 beds. GEO’s common stock is listed on the New York Stock Exchange under the symbol “GGI”.

GEO Acquisition, Inc., a corporation organized under the laws of the State of Delaware, which is referred to in this proxy statement as Merger Sub, is a newly-formed, wholly owned subsidiary of GEO. Merger Sub has not engaged in any prior activities other than in connection with or as contemplated by the merger agreement.

The Merger (page 12)

GEO will acquire the Company through a merger. Pursuant to the terms and conditions of the merger agreement:

•	Merger Sub will be merged with and into the Company;

•	the Company, as the surviving corporation of the merger, will become a wholly owned subsidiary of GEO and will cease to be a public company; and

•	each share of the Company’s common stock then outstanding will be converted into the right to receive $6.00 in cash, without interest, upon surrender of the stock certificate evidencing such share(s).

The merger agreement is attached as Annex A to this proxy statement and should be read carefully.

Voting Agreement (page 39)

At GEO’s request, James F. Slattery, a director, the Company’s President and Chief Executive Officer, and the owner of 797,245 shares of the Company’s common stock (approximately 8% of the shares outstanding) has entered into a voting agreement pursuant to which, among other things, he has agreed to vote such shares to adopt the merger agreement. Mr. Slattery is negotiating to purchase the Company’s Juvenile Division from GEO following the consummation of the merger. See “Interests of Officers and Directors in the Merger” below.

Opinion of the Company’s Financial Adviser (page17)

The Company engaged Jefferies & Company, Inc. (“Jefferies”) on July 28, 2003 to serve as the Company’s financial adviser, an engagement which subsequently included rendering an opinion to the Board as to the fairness, from a financial point of view, to holders of the Company’s common stock of the merger consideration to be received by such holders pursuant to the merger agreement. On July 13, 2005, Jefferies rendered to the Board its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration of $6.00 per share to be received by holders of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Company does not intend to request an updated opinion from Jefferies. The full text of the Jefferies opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this proxy statement as Annex B. The Company and the Board encourage stockholders to read the Jefferies opinion carefully and in its entirety.

The Jefferies opinion was provided to the Board in connection with its consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of the Jefferies opinion, of the merger consideration to be received by the holders of the Company’s common stock, and does not address any other aspect of the merger. The Jefferies opinion does not constitute a recommendation as to how any stockholder should vote on the merger or any matter relevant to the merger agreement. The Company has agreed to pay Jefferies a fee for its services in connection with the merger, a portion of which was paid upon delivery of Jefferies’ opinion to the Board and a significant portion of which is payable contingent on the consummation of the merger.

Reasons for the Merger and Recommendation of the Board (page 16)

The Board, including the members of the Special Committee, based their determination on a number of factors, which are described under “The Merger—Reasons for the Merger and Recommendation of the Board”. Among other things, the Board, including the members of the Special Committee, determined that the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of the Company and its stockholders and unanimously adopted the merger agreement and the transactions contemplated thereby. Accordingly, the Board, including the members of the Special Committee, recommends that the stockholders vote “FOR” adoption of the merger agreement at the special meeting. In considering the Board’s recommendation that stockholders adopt the merger agreement, stockholders should be aware that members of the Board and Special Committee and executive officers of the Company have interests in the merger both similar to and different than those of other stockholders. See “The Merger—Interests of the Company’s Directors and Officers in the Merger” on page 23.

Interests of the Company’s Directors and Officers in the Merger (page 23)

In addition to their interests as stockholders, the directors (including members of the Special Committee) and officers of the Company have interests in the merger that may differ from those of other stockholders. As a group, the directors, other than Mr. Slattery, hold 430,789 shares of the Company’s common stock and, upon consummation of the merger, collectively, will receive cash payments aggregating $2,584,734 for such shares. Mr. Slattery, a director and the Company’s President and Chief Executive Officer, holds 797,245 shares of the Company’s common stock and, upon consummation of the merger, will receive $4,783,470 for such shares.

As a group, the directors, other than Mr. Slattery, hold options to purchase 205,000 shares of the Company’s common stock which, pursuant to the terms of the merger agreement, will accelerate, vest and become exercisable immediately prior to the merger. Options to purchase 65,000 of these shares are “in-the-money”, in that the $6.00 merger consideration exceeds the option exercise price, thereby entitling the holder directors, upon consummation of the merger, to cash payments aggregating $250,600 in consideration of the cancellation of such options. Mr. Slattery holds options to purchase 190,000 shares, none of which are “in-the money”.

Additionally, GEO has agreed to maintain directors’ and officers’ insurance coverage, and to indemnify the Company’s officers and directors, for events occurring prior to the merger for the six (6) year period following the merger.

Pursuant to a change in control agreement entered into by Mr. Slattery and the Company in 1999, Mr. Slattery will receive a severance payment of $1,060,737 (three times his 2004 total monetary compensation) plus a payment of $1,000,000 for extending from two to four years his agreement not to compete with the Company or solicit its employees. Additionally, Mr. Slattery is negotiating to purchase the Company’s Juvenile Division from GEO following consummation of the merger. The negotiations for Mr. Slattery’s purchase of the Juvenile Division from GEO following GEO’s acquisition of the Company have been ongoing since the execution of the merger agreement, but no definitive agreement has yet been reached. If an agreement cannot be reached, GEO has advised the Company, which is not involved in the negotiations, that it will seek alternate buyers for the division. GEO can only sell the Juvenile Division after it has consummated the merger and the closing of the merger is not contingent on GEO’s sale of the Juvenile Division. Mr. Slattery also has entered into an agreement with GEO to vote his shares (approximately 8% of the Company’s outstanding common shares) in favor of adopting the merger and related transactions.

Two other officers have change in control agreements with the Company, pursuant to which they will receive severance payments of $213,850 and $130,000, respectively (equal to the officer’s respective annual salary at the effective time of the merger).

In considering the Board’s recommendation that stockholders adopt the merger agreement, stockholders should take the interests reflected above into account. The Company’s directors, including the members of the Special Committee, were aware of these interests and considered them, among other matters, in approving the merger agreement.

Conditions to the Merger (page 35)

Neither the Company nor GEO is required to complete the merger unless a number of conditions are satisfied or waived, which include:

•	the adoption of the merger agreement and the transactions contemplated thereby by the holders of a majority of the outstanding shares of the Company’s common stock;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the absence of any applicable law or legal ruling that would make the merger illegal or prohibit its consummation;

•	the truth and correctness in all material respects of the representations and warranties of the respective parties, and their performance in all material respects of their respective obligations under the merger agreement; and

•	other customary closing conditions specified in the merger agreement.

For a more detailed discussion of such conditions, see “The Merger Agreement—Conditions to the Merger”.

No Solicitation (page 33)

The merger agreement prohibits the Company and its agents and representatives from soliciting or participating in discussions with third parties for transactions alternative to the subject merger unless an unsolicited third-party proposal more beneficial to the Company’s stockholders is presented (a “superior proposal”) and counsel has advised the Board that the directors would violate their fiduciary duties by failing to hold discussions with the proponent of such superior proposal.

Termination of the Merger Agreement (page 37)

At any time prior to consummating the merger, the Company and GEO may mutually agree to abandon the merger and terminate the merger agreement. In addition, either, individually, may so terminate in certain circumstances, including:

•	the merger has not been consummated by December 1, 2005, unless the terminating party’s failure to fulfill any obligation under the merger agreement was the cause of or resulted in the failure of the merger to occur on or before such date;

•	a governmental entity has issued a non-appealable final order or ruling, or taken other final action that is non-appealable and has the effect of permanently restraining or prohibiting the merger; or

•	the Company’s stockholders fail to approve the merger agreement at the special meeting, unless the terminating party is in material breach of, or has materially failed to fulfill, its obligations under the merger agreement and such breach or failure is the principal cause of not obtaining approval.

Further, the Company or GEO can terminate the merger agreement if the other party breaches or fails to perform any of its representations or agreements, which breach or failure to perform is not curable or was not cured within 30 days of written notice thereof and would cause or result in such party’s conditions to closing not being satisfied. For a more detailed discussion of such bases of termination, see “The Merger Agreement—Termination of the Merger Agreement”.

Termination Fee; Expenses (page 38)

Among other things, if the merger agreement is terminated by GEO due to a material breach by the Company, or if the Company shall accept a superior proposal, then, in either such event, the Company shall pay to GEO a termination fee of $1,750,000 plus up to $1,250,000 for expenses. For a more detailed discussion of such termination fees and expenses, see “The Merger Agreement—Termination Fee; Expenses”.

If the merger agreement is terminated by the Company due to a material breach by GEO, GEO shall pay to the Company a termination fee, including expenses, of $3,000,000.

In the event the breach is willful, the Company or GEO may seek to recover its actual damages rather than the termination fee.

Regulatory Matters (page 25)

The Company and GEO have each filed pre-merger notifications with the Federal Trade Commission and the United States Department of Justice on September 2, 2005 and have requested “early termination” of the waiting period. Under the provisions of the HSR Act, the Company and GEO may not complete the merger following their filings until the applicable waiting period has been terminated or expired. The Company can give no assurance that early termination will be granted or that the merger will not be challenged on antitrust grounds. The Company and GEO do not believe any foreign antitrust approvals are required.

Appraisal Rights (page 40)

Section 262 provides stockholders with a right to an appraisal of the value of their shares of the Company’s common stock in connection with the proposed merger. Stockholders who wish to exercise dissenters’ rights must make a written demand for appraisal of their shares prior to the taking of a vote of the stockholders on the merger, must not vote for the adoption of the merger agreement and must strictly comply with the provisions of Section 262, a copy of which is attached to this proxy statement as Annex D.

Material U.S. Federal Income Tax Consequences (page 25)

If the merger is completed, the surrender by the Company’s stockholders of their common stock for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”) and may also be taxable under applicable state, local, foreign or other tax laws. Stockholders should consult their tax advisers with respect to the tax consequences of the merger to them. See “Material U.S. Federal Income Tax Consequences” on page 25.

Stock Options and Stock Option Plans (page 27)

Each outstanding stock option granted by the Company will be accelerated, vest and become exercisable in full prior to the consummation of the merger. Upon consummation of the merger, each outstanding stock option will be cancelled in consideration for a cash payment equal to the product of (1) the excess, if any, of $6.00 over the per share exercise price under the option and (2) the number of shares of common stock subject to the option.

The Company has agreed to terminate all of its stock option plans as of the effective time of the merger.

THE SPECIAL MEETING OF STOCKHOLDERS

The Company is furnishing this proxy statement to you, as a holder of its common stock, in connection with the Board’s solicitation of proxies for use at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will take place at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236 on                     , 2005, at 10:00 a.m., local time.

Purpose of the Special Meeting

The purpose of the special meeting is: to consider a proposal to adopt the Agreement and Plan of Merger, dated July 14, 2005, by and among GEO, Merger Sub and the Company, a copy of which is attached as Annex A to this proxy statement; and to approve a proposal to adjourn the special meeting, if necessary, to allow additional proxies to be solicited in favor of adoption of the merger agreement.

Recommendation of the Board

The Board, including the members of the Special Committee, determined that the merger agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of the Company and its stockholders and unanimously approved the merger agreement and the transactions contemplated thereby. Accordingly, the Board, including the members of the Special Committee, recommends that the stockholders vote “FOR” adoption of the merger agreement at the special meeting. In considering the Board’s recommendation that stockholders adopt the merger agreement, stockholders should be aware that members of the Board and Special Committee and executive officers of the Company have interests in the merger both similar to and different than those of other stockholders. See “The Merger—Interests of the Company’s Directors and Officers in the Merger” on page 23.

Record Date

The holders of record of shares of the Company’s common stock at the close of business on                     , 2005, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were              shares of the Company’s common stock outstanding, held by approximately                  stockholders of record.

Voting

Each stockholder of record will be entitled to one vote per share on any matter that may properly come before the special meeting. If your shares are registered in your name, you may either vote your shares in person at the special meeting or, following the instructions on your proxy card, by proxy. However, if your shares are held in “street name”, only your broker can vote your shares, but only in accordance with your instructions. Instructions to your broker as to how to vote your shares must comply with the procedure provided by your broker; failure to follow such procedures, or to give instructions, will result in your shares not being voted, which will have the effect of a vote “AGAINST” adopting the merger agreement. Failure to vote will have no effect on the proposal to adjourn the special meeting, if necessary, to allow additional proxies to be solicited in favor of adoption of the merger agreement.

If a proxy card is signed by a stockholder of record and returned without instructions, the shares represented by the proxy will be voted “FOR” adoption of the merger agreement and the adjournment proposal.

Stockholders who have questions about submitting a proxy should contact: Georgeson at 866-344-5214.

Quorum

A majority of the shares of common stock outstanding, present in person or by proxy and entitled to vote at the special meeting, is necessary to constitute a quorum in order for the special meeting to proceed to transact its business. Both abstentions and broker “non-votes” (shares held in “street name” without instructions to the broker as to how the shares should be voted) will be counted as present for purposes of determining the existence of a quorum. In the event a quorum is not present at the special meeting, we anticipate the meeting will be adjourned or postponed to allow for the solicitation of additional proxies.

Vote Required

The affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding on the record date is required for adoption of the merger agreement. Failure to vote, including broker “non-votes”, or abstaining will have the same effect as a vote “AGAINST” adoption of the merger agreement.

The affirmative vote of the holders of a majority of the Company’s common stock present in person or by proxy and entitled to vote at the special meeting is required to approve the adjournment, if necessary, of the special meeting to allow additional proxies to be solicited in favor of adoption of the merger agreement. Failure to vote will have no effect on the approval of the adjournment proposal.

Revocability of Proxies

You may change your vote at any time before your proxy has been voted at the special meeting by delivering to the Secretary of the Company written notice of revocation or a properly executed proxy with a date subsequent to the date of the original proxy, or by attending the special meeting and voting in person. Attendance alone will not revoke your proxy.

If your shares are held in “street name” and you provided your broker with voting instructions, you must follow the broker’s directions to change your vote.

Solicitation of Proxies

In addition to solicitation by mail, the Company’s directors, officers and employees may solicit proxies by telephone, other electronic means or in person. The Company’s directors, officers and employees will not receive any additional compensation for their services, but will be reimbursed for their out-of-pocket expenses. Banks, brokers, nominees, custodians and fiduciaries will be reimbursed for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners and in obtaining voting instructions from those owners. The Company will pay all expenses of filing, printing and mailing this proxy statement.

The Company has retained Georgeson to assist in the solicitation of proxies from brokers, banks, institutions and other fiduciaries by mail, telephone or other electronic means, or in person, for a fee of approximately $7,500 plus expenses relating to the solicitation. Pursuant to the agreement between the Company and Georgeson, the Company has agreed to indemnify Georgeson against any losses or damages brought against Georgeson relating to its performance of the solicitation on behalf of the Company, except where such losses or damages are the result of Georgeson’s gross negligence or intentional misconduct.

Proposal to Approve Adjournment of the Special Meeting

The Company is submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that the Company may not have received sufficient votes to adopt the merger agreement by the time of the special meeting. In that event, the Company would need to adjourn the special meeting in order to allow for the solicitation of additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of allowing additional proxies to be solicited to obtain the requisite stockholder approval to adopt the merger agreement.

The approval of a proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock present in person or by proxy and entitled to vote at the special meeting. The failure to vote shares of the Company’s common stock would have no effect on the approval of the adjournment proposal.

The Board recommends that stockholders vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise noted on the proxies.

Other Business

The Company is not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under the Company’s by-laws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement thereof, shares represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy confers discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting.

THE MERGER

Background of the Merger

From time to time, the Company received inquiries from strategic and other potential buyers as to whether the Company would be interested in discussing being acquired, to which the Company had responded negatively until May 2003, when it received an unsolicited proposal from a private equity firm interested in taking the Company private. In response to the proposal, the Company considered, among other things, the historical performance of its business operations, its short- and long-term future prospects, and the desire to maximize stockholder value. The Board noted that the Company’s net income had decreased substantially since 2000 primarily as a result of the decline in operations of the Company’s Juvenile Division. Due to its reduced market capitalization and thin trading volume, the Company was no longer covered by research analysts. Even as the Company’s performance improved, the Board believed the Company would be unable to access the capital markets and the stock would continue to be undervalued. After evaluating these factors, the Company retained Jefferies on July 28, 2003 to assist the Company in exploring strategic alternatives to maximize stockholder value, including the sale of the Company. The Company continued discussions with the private equity firm through September 2003, when these discussions were discontinued by agreement of the parties.

Between July and September 2003, the Board considered whether a sale of the Company on an “as is” combined basis would be more beneficial than a sale through the separate divestitures of its Adult and Juvenile Divisions. After considering a number of factors, including the historical results of the two divisions and their future prospects, their respective liabilities pending and Jefferies’ advice, the Board concluded that it would be in the best interests of the Company’s stockholders, and most consistent with the objective to maximize stockholder value, for any sale of the Company to be consummated on an “as is” combined basis.

In August 2004, James Slattery, a director and the Company’s President and Chief Executive Officer, met with George Zoley, Chairman and Chief Executive Officer of GEO, to discuss the possibility of a transaction between their companies. This meeting was the result of continuing discussions between the Company and GEO over a number of years. Three further meetings were held and, subsequently, on or about December 1, 2004, Mr. Zoley contacted Stuart Gerson, the Company’s non-executive Chairman of the Board, to inquire as to whether the Company would be interested in GEO’s possible acquisition of the Company. As a result, on December 2, 2004, the Board established the Special Committee, consisting of three directors, Mr. Gerson, Chet Borgida and John Shuey, and authorized the Special Committee to direct and supervise the discussions with GEO and the process with respect to negotiating the possible acquisition of the Company.

On December 8, 2004, the Special Committee held a telephonic meeting to discuss GEO’s interest in acquiring the Company.

On December 16, 2004, Mr. Gerson met with Mr. Zoley, who presented Mr. Gerson with a letter relating to GEO’s interest in acquiring 100% of the outstanding shares of the Company’s common stock.

On December 22, 2004, GEO entered into a confidentiality agreement with the Company, and, shortly thereafter, the Company provided GEO with certain financial data and other information about the Company’s business.

On January 12, 2005, Mr. Gerson and Mr. Borgida met with Mr. Zoley, Mr. Shuey participating by telephone, to discuss the terms of a potential transaction by which GEO would purchase all of the Company’s common stock.

On January 13, 2005, GEO submitted to the Special Committee a written preliminary indication of interest, based on GEO’s limited due diligence, proposing to purchase through a cash merger 100% of the outstanding shares of the Company’s common stock at a price of $5.00 per share. The Special Committee held a telephonic meeting later that day to discuss GEO’s preliminary proposal.

On January 19, 2005, GEO submitted a draft letter of intent to the Special Committee revising the price of their indication of interest to an aggregate of $50 million, less expenses, which was estimated to result in a price of $4.65-$4.75 per share (which was lower than the $5.00 per share offer received on January 13, 2005). The Special Committee held a telephonic meeting later that day to discuss GEO’s revised preliminary proposal. The Special Committee viewed this offer as a reduction in price from the offer received on January 13, 2005 and communicated this view to GEO. At or about this time, Mr. Slattery informed the Special Committee that he had held some preliminary discussions with a private equity firm that was interested in financing a management-led going private transaction and requested that the Special Committee invite this firm into the process. The Special Committee directed Jefferies at that time to contact a limited group of other potential acquirers, consisting of the private equity firm with whom the Company had discussed a potential going private transaction in May 2003, a potential strategic acquirer and the private equity firm that had been identified by Mr. Slattery as being interested in financing a management-led going private transaction, to gauge their interest in acquiring the Company.

On January 20, 2005, the private equity firm with whom the Company held discussions in May 2003 declined to participate in a competitive process.

On January 21, 2005, the Special Committee held a telephonic meeting to discuss GEO’s draft letter of intent, including the financial and other material terms and conditions of the letter.

On January 24, 2005, the Special Committee met with Jefferies in Sarasota, Florida to discuss its strategic options with respect to GEO and other potential bidders.

On February 1, 2005, Jefferies met with the potential strategic acquirer to follow-up on their preliminary interest in engaging in discussions with the Company concerning a possible acquisition of the Company. The potential strategic acquirer expressed its interest at this meeting in continuing such discussions, and, as a result, the Company entered into a confidentiality agreement with the potential strategic acquirer on February 7, 2005.

On February 3, 2005, the Special Committee held a telephonic meeting to discuss Jefferies’ progress with the potential acquirers and authorized Jefferies to provide the identified potential acquirers with financial projections for the Company. Jefferies provided this information to GEO and the potential strategic acquirer on February 9, 2005.

On March 1 and March 2, 2005, members of the Company’s management, the Special Committee and Jefferies met with GEO and provided GEO with access to additional due diligence materials. On March 31, 2005, management made a series of due diligence presentations to GEO, at which time GEO stated it would not retain the Company’s Juvenile Division.

On April 7, 2005, GEO submitted to the Special Committee a revised written indication of interest to purchase 100% of the Company’s common stock at a price of $5.25 per share, subject to the condition that the Company’s insurance coverage would indemnify it against a judgment of $35 million to plaintiffs in a wrongful death lawsuit brought against the Company (the “Alexander Litigation”).

On April 14, 2005, members of the Company’s management and Jefferies met with representatives of the potential strategic acquirer. On April 17, 2005, the potential strategic acquirer was provided access to the due diligence materials that it had requested.

On May 3, 2005, the management-identified private equity firm entered into a confidentiality agreement with the Company and was provided access to the due diligence materials that had been provided to GEO. On May 10, 2005, the Special Committee received an indication of interest from such private equity firm to enter into a transaction with the Company whereby such firm would purchase 100% of the Company’s common stock at a price between $4.50 and $5.50 per share of common stock, subject to the firm’s ability to obtain financing necessary to complete the proposed transaction and the results of its ongoing due diligence. On the same day, the firm requested that the Company provide them with a thirty (30) day exclusivity period in which to sign a definitive transaction agreement. The Special Committee held a telephonic meeting to discuss the request for exclusivity and decided, based on the terms of the proposed bid and ongoing discussions with other potential acquirers, not to grant such request. On May 16, 2005, the Special Committee received a revised letter of interest from such firm. In such revised letter, the private equity firm proposed to purchase all of the outstanding shares of the Company’s common stock for a price between $5.00 and $5.50 per share, again subject to its ability to obtain financing for the transaction and the results of its ongoing due diligence.

On May 12, 2005, the Special Committee received an indication of interest in entering into a transaction with the Company from the potential strategic acquirer. The potential strategic acquirer proposed to purchase all of the outstanding shares of the Company’s common stock for a price of $6.00 per share, subject to the Company reaching a settlement agreement with respect to the Alexander Litigation on terms satisfactory to such acquirer and subject to the condition that the Company divest its Juvenile Division.

From May 3, 2005 through May 14, 2005, GEO verbally revised its offer several times as a result of its continued due diligence. On May 15, 2005, the Special Committee verbally requested GEO to increase its offer to purchase 100% of the shares of the Company’s common stock to a price of $6.00 per share.

On May 18, 2005, GEO verbally submitted an offer to purchase 100% of the shares at a price of $5.60 per share, subject to GEO’s ability to resolve certain issues related to potential exposure for the Alexander Litigation. At the same time, GEO requested the Company to grant GEO a sixty (60) day exclusivity period in which to complete due diligence and sign a definitive acquisition agreement. GEO’s offer was not contingent on the condition that the Company divest its Juvenile Division.

On May 18, 2005, the Special Committee held a telephonic meeting to discuss the various acquisition proposals. After a review of the financial and other material terms and conditions of the acquisition proposals, the Special Committee determined that it would be in the best interest of the Company and its stockholders not to divest the Juvenile Division in anticipation of a transaction, and, therefore, determined to reject the potential strategic acquirer’s proposal. The Special Committee also determined that the financing contingency contained in the private equity firm’s proposal created a significant degree of risk with respect to the proposal because it could substantially reduce certainty of closing as compared to GEO’s offer, which did not contain a financing contingency. Therefore, the Special Committee decided to grant GEO a sixty (60) day period during which GEO would have the exclusive right to negotiate with the Company and conduct due diligence. The Company entered into an exclusivity agreement with GEO, which was executed on May 19, 2005.

Accordingly, on that date, at the direction of the Special Committee, Jefferies advised the potential strategic acquirer and the private equity firm that the Company had entered into an exclusivity agreement and that neither party would have access to any due diligence materials during the sixty (60) day exclusivity period.

During May, June and the first week of July 2005, GEO continued its diligence efforts and the Company and GEO and their respective representatives negotiated an agreement and plan of merger whereby GEO would purchase all of the Company’s common stock for $5.60 per share through a “cash-out” merger. The Special Committee held several telephonic meetings over this period to discuss the terms and conditions of the agreement and plan of merger and to review the status of the proposed transaction. During this time, GEO requested, and the Special Committee granted, permission for GEO to negotiate with Mr. Slattery for the sale of the Juvenile Division to Mr. Slattery in the event GEO acquires the Company.

On July 8, 2005, the Special Committee, through Jefferies, again requested that GEO increase its offer to purchase all of the Company’s common stock to $6.00 per share.

Later that day, Mr. Gerson received an unsolicited indication of interest from the management-identified private equity firm to purchase all of the Company’s common stock at a price of $6.50 per share, subject to a sixty (60) day period to complete due diligence and negotiate a definitive agreement. Again, however, such firm’s proposal contained a significant financing contingency.

On July 9, 2005, the Special Committee held a telephonic meeting in which representatives from Jefferies and the Company’s legal counsel participated. The Special Committee discussed the terms of the unsolicited offer, including the financing contingency and the request for exclusivity to complete due diligence. The Special Committee also compared the highly conditional nature of the unsolicited offer relative to the status of the definitive agreement with GEO that was in the final stages of negotiation. The Special Committee asked legal counsel to review the Company’s obligations under its exclusivity agreement with GEO and requested that the parties reconvene the following morning.

On July 10, 2005, the Special Committee, representatives from Jefferies and the Company’s legal counsel met via telephone to discuss the Company’s obligations pursuant to its exclusivity agreement with GEO, which legal counsel described to the Special Committee. Thereafter, the Special Committee authorized Mr. Gerson to send a letter to the private equity firm advising them that the Special Committee could not discuss the terms of their unsolicited offer because of an exclusivity agreement by which the Company was bound. Mr. Gerson sent such letter on July 11, 2005.

The Special Committee, in accordance with the terms of the GEO exclusivity agreement, authorized Jefferies to disclose to GEO the identity of the offeror and the material terms of the competing offer. Jefferies contacted GEO’s legal counsel on July 10, 2005 and relayed such information, including the offered price per share. Later that day, GEO’s legal counsel verbally contacted Jefferies and indicated that GEO would not increase its offer to $6.50 per share, but would be willing to revise its offer to $5.75 per share. Mr. Zoley relayed such offer to Mr. Gerson as well.

On July 11, 2005, the Special Committee held a telephonic meeting in which representatives from Jefferies and the Company’s legal counsel again participated. During such meeting, the Special Committee authorized Jefferies to request that GEO increase its price to $6.00 per share. Jefferies relayed such information to GEO’s legal counsel. Later that day, GEO agreed to the $6.00 per share price and further indicated that this was its final offer.

On July 13, 2005, the Board held a special meeting in which all of the directors participated, three by telephone. During this meeting, the Board discussed the $6.00 per share purchase price to which GEO had agreed, and reviewed in detail the terms of the proposed agreement and plan of merger. The Board also discussed the competing proposals submitted by the potential strategic acquirer and the management-identified private equity firm. Also, during this meeting, the Company’s legal counsel reviewed the Board’s fiduciary duties in connection with the proposed transaction. Jefferies then reviewed with the Board, including the members of the Special Committee, its financial analysis of the merger consideration. Following its presentation, Jefferies rendered to the Board, including the members of the Special Committee, its opinion as investment bankers to the effect that, as of July 13, 2005 and based upon and subject to the various considerations and assumptions set forth in its written opinion, the merger consideration of $6.00 per share to be received by the holders of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Special Committee then recommended that the Board approve the merger agreement and the merger contemplated thereby and recommend adoption thereof to the Company’s stockholders.

After considering the terms of the agreement and plan of merger, the competing offers, the various presentations and the recommendation of the Special Committee, the full Board, including the members of the Special Committee, unanimously approved the merger agreement and the transactions contemplated thereby, concluded that the merger agreement and merger were fair to, advisable and in the best interests of the Company and its stockholders and voted to recommend adoption of the merger agreement to the Company’s stockholders. In light of his negotiations to purchase the Company’s Juvenile Division from GEO following the consummation of the merger, his discussion with the private equity firm and other potential conflicts of interest, Mr. Slattery recused himself and abstained from voting on this matter.

On July 14, 2005, the Company and GEO executed the merger agreement and each issued a separate press release announcing such execution.

The negotiations for Mr. Slattery’s purchase of the Juvenile Division from GEO following GEO’s acquisition of the Company have been ongoing since the execution of the merger agreement, but no definitive agreement has yet been reached. If an agreement cannot be reached, GEO has advised the Company, which is not involved in the negotiations, that it will seek alternate buyers for the division. GEO can only sell the Juvenile Division after it has consummated the merger and the closing of the merger is not contingent on GEO’s sale of the Juvenile Division.

Reasons for the Merger and Recommendation of the Board

In the course of reaching its decision to approve the merger agreement, the Board consulted with the Company’s management and financial and legal advisers and considered a number of factors, including

•	the value of the consideration to be received by the Company’s stockholders pursuant to the merger agreement, as well as the fact that the consideration would be in cash, thereby providing certainty of value to the Company’s stockholders;

•	the Board’s belief, after considering the possible strategic alternatives to the merger, including continuing to operate as an independent public company and the risks attendant thereto, that a sale of the Company would maximize stockholder value;

•	the significant premium the $6.00 per share consideration to be paid in the merger represented over the price at which the Company’s common stock traded prior to the public announcement of the merger;

•	Jefferies’ financial presentation to the Board, including the members of the Special Committee, on July 13, 2005, including its oral opinion, subsequently confirmed in writing, as investment bankers, to the effect that and based upon and subject to the various considerations and assumptions set forth in its written opinion of the same date, the merger consideration of $6.00 per share to be received by holders of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. (The full text of the Jefferies opinion, dated July 13, 2005, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this proxy statement as Annex B. The Company and the Board encourage stockholders to read the Jefferies opinion carefully and in its entirety);

•	the recommendation of the Special Committee that the merger agreement is advisable and in the best interests of the Company;

•	current financial market conditions, historical market prices and volatility with respect to the Company’s common stock, including the possibility that were the Company to remain an independent company, a decline in the market price of its common stock or in the stock market in general, could result in a significantly lower price than $6.00 per share that might be realized by stockholders in the open market or in a future transaction;

•	historical and current information concerning the Company’s business, including its financial performance and condition, operations, management and competitive position, current industry and economic conditions, and the Company’s prospects if it were to remain an independent company;

•	the terms and conditions of the merger agreement; and

•	the likelihood the merger will be consummated, in light of the limited conditions to GEO’s obligation to complete the merger, GEO’s financial capability, and the absence of any financing condition to GEO’s obligation to complete the merger.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•	the risk the merger will not be consummated even were the Company’s stockholders to adopt the merger agreement;

•	the potential adverse effect of the public announcement of the merger on the Company’s business, including its significant customers, suppliers and other key relationships, its ability to attract and retain key management personnel and its overall competitive position in the event the merger is not completed;

•	the restrictions that the merger agreement imposes on soliciting competing proposals;

•	the additional cost to another potential purchaser as a result of the termination fee and expense reimbursement to be paid by the Company to GEO in the event the Company accepts a superior proposal;

•	that, following the merger, the Company will no longer exist as an independent, stand-alone company and its stockholders will no longer participate in the Company’s growth or in any synergies resulting from the merger;

•	the possibility that, although the merger provides the Company’s stockholders with a premium over the price at which the Company’s common stock traded prior to the public announcement of the merger, the price of the Company’s common stock might have increased in the future to a price higher than $6.00 per share;

•	possible conflicts of interest that certain of the Company’s directors and executive officers may have with respect to the merger by receiving benefits in addition to those of the Company’s other stockholders (see, “—Interests of the Company’s Directors and Executive Officers in the Merger”); and

•	that profits realized as a result of the merger would be taxable to the Company’s stockholders for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but does set forth the principal factors considered by the Board, which reached a unanimous decision to approve the merger agreement in light of such factors and other factors the individual directors felt were appropriate. In view of the wide variety of factors considered by the Board and their complexity, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the Board made its determination based on the totality of information presented and its evaluation thereof. In considering the factors discussed above, individual directors may have given different weights to different factors. After evaluating these factors and consulting with its legal counsel and its financial advisor, the Board determined that the merger agreement was fair to, advisable and in the best interests of, the Company’s stockholders and unanimously approved the merger agreement. The Board recommends that the Company’s stockholders vote “FOR” adoption of the merger agreement.

Opinion of the Company’s Financial Adviser

The Company engaged Jefferies on July 28, 2003 to serve as the Company’s financial adviser, an engagement which subsequently included rendering an opinion to the Board as to the fairness, from a financial point of view, to holders of the Company’s common stock of the merger consideration to be received by such holders pursuant to the merger agreement. On July 13, 2005, Jefferies rendered to the Board its opinion as investment bankers to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of the Company’s common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The Company does not intend to request an updated opinion from Jefferies.

The full text of the Jefferies opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies in rendering its opinion, is attached to this proxy statement as Annex B. The Company and the Board encourage stockholders to read the Jefferies opinion carefully and in its entirety. The summary of the Jefferies opinion in this proxy statement is qualified in its entirety by reference to the full text of the Jefferies opinion.

The Jefferies opinion was provided to the Board in connection with its consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of the Jefferies opinion, of the merger consideration to be received by the holders of the Company’s common stock, and does not address any other aspect of the merger. The amount of the merger consideration was determined through negotiations between the Company and GEO. The Jefferies opinion does not constitute a recommendation as to how any stockholder should vote on the merger or any matter relevant to the merger agreement. No limitations were imposed by the Board upon Jefferies with respect to the investigations made or procedures followed by it in rendering its opinion.

In connection with its opinion, Jefferies, among other things:

•	reviewed the merger agreement;

•	reviewed the Company’s operations and prospects;

•	reviewed certain financial and other information about the Company that was publicly available;

•	reviewed information furnished by the Company’s management, including certain internal financial analyses, budgets, reports and other information;

•	held discussions with various members of senior management of the Company concerning historical and current operations, financial conditions and prospects, including recent financial performance;

•	reviewed the share trading price history of the Company for a period Jefferies deemed appropriate, both on a stand-alone basis and relative to certain companies Jefferies deemed relevant;

•	reviewed the valuation of the Company implied by the merger consideration;

•	reviewed the valuations of publicly traded companies that Jefferies deemed comparable in certain respects to the Company;

•	reviewed the financial terms of selected acquisition transactions involving companies in lines of business that Jefferies deemed comparable in certain respects to the business of the Company;

•	reviewed the premiums paid in selected acquisition transactions;

•	prepared a discounted cash flow analysis of the Company; and

•	prepared a leveraged valuation analysis of the Company.

In addition, Jefferies conducted such other quantitative reviews, analyses and inquiries relating to the Company as Jefferies considered appropriate in rendering its opinion.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but has not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by the Company or that was publicly available (including, without limitation, the information described in the bullet points above), or that was otherwise reviewed by Jefferies. Jefferies’ opinion was expressly conditioned upon such information, whether written or oral, being complete, accurate and fair in all respects material to its analysis.

With respect to the financial forecasts provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. The Company informed Jefferies, however, and Jefferies assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. Jefferies expressed no opinion as to the Company’s financial forecasts or the assumptions on which they were made. In addition, in rendering its opinion Jefferies assumed that the Company will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for Jefferies’ opinion, but rather constituted one of many items that it employed, changes to such financial forecasts could affect its opinion.

In its review, Jefferies did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did it conduct a comprehensive physical inspection of any of the assets of, the Company, nor was Jefferies furnished with any such evaluations or appraisals or reports of such physical inspections, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections. Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date thereof. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. Jefferies made no independent investigation of any legal or accounting matters affecting the Company, and Jefferies assumed the correctness in all respects material to its analysis of all legal and accounting advice given to the Company, and the Board, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to the Company, and its stockholders. In addition, in preparing its opinion Jefferies did not take into account any tax consequences of the transaction to any holder of the Company’s common stock.

In rendering its opinion, Jefferies also assumed with the consent of the Board that:

•	the transactions contemplated by the merger agreement will be consummated on the terms described in the merger agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the merger consideration;

•	there was not, and there will not as a result of the consummation of the transactions contemplated by the merger agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and

•	all material assets and liabilities (contingent or otherwise, known or unknown) of the Company were as set forth in the consolidated financial statements provided to Jefferies by the Company, as of the dates of such financial statements.

Jefferies’ opinion was for the use and benefit of the Board in its consideration of the merger, and its opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions that might be available to the Company, nor did it address the underlying business decision by the Company to engage in the merger or the terms of the merger agreement or the documents referred to therein. Jefferies expressed no opinion as to the price at which the Company’s common stock will trade at any future time.

In preparing its opinion, Jefferies performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies believes that its analyses must be considered as a whole. Considering any portion of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in its opinion. In addition, Jefferies may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies’ view of the Company’s actual value. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on the application of Jefferies’ own experience and judgment.

In performing its analyses, Jefferies made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company’s and Jefferies’ control. The analyses performed by Jefferies are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold and are inherently subject to uncertainty. The analyses performed were prepared solely as part of Jefferies’ analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Board in connection with the delivery of Jefferies’ opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies that was presented to the Board on July 13, 2005 in connection with the delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses.

Transaction Overview. Based upon the merger consideration of $6.00 per share, approximately 10.3 million shares outstanding of the Company’s common stock as of July 11, 2005 on a fully diluted basis (calculated using the treasury stock method), and approximately $109.0 million of net debt (including an anticipated payment to resolve an outstanding lawsuit), Jefferies noted that the merger consideration implied a net offer value of approximately $62.0 million, and a transaction value of approximately $170.9 million. Jefferies also noted that the merger consideration of $6.00 per share represented:

•	a premium of 76.5% to the closing price per share of the Company’s common stock on July 11, 2005 of $3.40,

•	a premium of 176.5% to the lowest intra-day trading price per share of the Company’s common stock on October 27, 2004 of $2.17, which was the lowest trading price of the Company’s common stock during the 52-week period ending July 11, 2005, and

•	a premium of 71.4% to the highest intra-day trading price per share of the Company’s common stock on July 11, 2005 of $3.50, which was the highest trading price of the Company’s common stock during the 52-week period ending July 11, 2005.

Historical Trading Analysis. Jefferies reviewed the share price trading history of the Company’s common stock for the one-year period ending July 11, 2005 on a stand-alone basis and also in relation to the S&P 500 Index and to a composite index consisting of the following corrections and privatization companies, which were selected because they engage in a business similar to that of the Company:

•	Cornell Companies, Inc.

•	Corrections Corporation of America

•	The GEO Group, Inc.

•	Res-Care, Inc.

Comparable Company Analysis. Using publicly available information and information provided by Company management, Jefferies analyzed the trading multiples of the Company’s common stock and the corresponding trading multiples of the group of companies listed above under “Historical Trading Analysis.” In its analysis, Jefferies derived and compared multiples for the Company and the selected companies, calculated as follows:

•	the enterprise value divided by earnings before interest, taxes, depreciation and amortization, or “EBITDA,” for the latest-twelve-month period, or “LTM,” which is referred to as “Enterprise Value/LTM EBITDA,”

•	the enterprise value divided by estimated EBITDA for calendar year 2005, which is referred to as “Enterprise Value/CY 2005E EBITDA,” and

•	the enterprise value divided by estimated EBITDA for calendar year 2006, which is referred to as “Enterprise Value/CY 2006E EBITDA”.

This analysis indicated the following:

Comparable Public Companies Multiples

	High		Low		Mean		Median
Enterprise Value/LTM EBITDA	12.5	x	7.2	x	9.6	x	9.3	x
Enterprise Value/CY 2005E EBITDA	10.6	x	7.1	x	8.4	x	8.0	x
Enterprise Value/CY 2006E EBITDA	9.6	x	6.6	x	7.4	x	6.6	x

Using a reference range of 9.0x to 10.0x the Company’s LTM EBITDA, a reference range of 7.5x to 8.5x the Company’s estimated 2005 EBITDA, and a reference range of 6.0x to 7.0x the Company’s estimated 2006 EBITDA, Jefferies determined an implied enterprise value for the Company, then subtracted debt and added cash to determine an implied equity value. After accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per share of the Company’s common stock of approximately $2.05 to $3.05 using the LTM EBITDA multiples, approximately $3.72 to $5.33 using the estimated 2005 EBITDA multiples, and approximately $4.75 to $7.28 using the estimated 2006 EBITDA multiples, in each case compared to the merger consideration of $6.00. Jefferies noted that the merger consideration of $6.00 per share was above or within each of these implied valuation ranges. For purposes of the LTM EBITDA multiple calculation, total enterprise value for the Company excluded the net debt associated with the South Texas Detention Complex that opened after the LTM period in mid-2005. For purposes of the 2005 EBITDA multiple calculation, total enterprise value excluded half of the net debt associated with the same facility.

No company utilized in the comparable company analysis is identical to the Company. In evaluating the selected companies, Jefferies made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s and Jefferies’ control. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Selected Comparable Transactions Analysis. Using publicly available information, Jefferies examined the following nine transactions involving corrections and privatization companies. These transactions were selected because they involved companies engaged in a business similar to that of the Company. The transactions considered and the month and year each transaction was announced were as follows:

Target	Acquiror	Date Announced
Youth and Family Centered Services	TA Associates	June 2004
Global Solutions Limited	Electra Partners Europe and Englefield Capital	May 2004
Wackenhut Corrections Corporation	Minority shareholders	July 2003
Ramsay Youth Services	Psychiatric Solutions	June 2003
REM	National Mentor	May 2003
The Brown Schools	Psychiatric Solutions	February 2003
Crowley County Correctional Facility	Corrections Corp. of America	January 2003
Children’s Comprehensive Services	Investor Group	August 2001
National Mentor	Madison Dearborn Partners	March 2001

Using publicly available estimates and other information for each of these transactions, Jefferies reviewed the transaction value as a multiple of the target company’s LTM EBITDA immediately preceding announcement of the transaction, which is referred to below as “Transaction Value/LTM EBITDA.” This analysis indicated the following:

Selected Comparable Transactions Multiples

	High		Low		Mean		Median
Transaction Value/LTM EBITDA	11.2	x	3.9	x	7.6	x	8.2	x

Using a reference range of 7.5x to 8.5x the Company’s LTM EBITDA, Jefferies determined an implied enterprise value for the Company, then subtracted debt and added cash to determine an implied equity value.

After accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per share of the Company’s common stock of approximately $0.53 to $1.55, compared to the merger consideration of $6.00. Jefferies noted that the merger consideration of $6.00 per share was above this range of implied valuations. For purposes of the LTM EBITDA multiple calculation, total enterprise value for the Company excluded the net debt associated with the South Texas Detention Complex.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the Company’s and Jefferies’ control. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis. Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of the Company through the fiscal year ending December 31, 2009 using Company management’s financial projections. Jefferies also calculated the terminal value of the enterprise at December 31, 2009 by multiplying projected EBITDA in the fiscal year ending December 31, 2009 by multiples ranging from 6.5x to 7.0x. To discount the projected free cash flows and the terminal value to present value, Jefferies used discount rates ranging from 11.0% to 13.0%. To determine the implied total equity value for the Company, Jefferies subtracted debt and added cash to the implied enterprise value for the Company. After accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per share of the Company’s common stock of approximately $5.09 to $7.38, compared to the merger consideration of $6.00. Jefferies noted that the merger consideration of $6.00 per share was within this range of implied valuations.

Leveraged Valuation Analysis. Jefferies performed a leveraged valuation analysis to estimate the highest theoretical purchase price that could be paid in a leveraged buyout in order to generate returns to a financial sponsor ranging from 20% to 30%. In addition to assumption of the existing facility debt, Jefferies assumed that a buyout firm would be able to finance the acquisition with $20 million of senior debt and $10 million of subordinated debt. Jefferies calculated the return to the buyer by using a range of exit multiples of 6.5x to 8.0x LTM EBITDA for the fiscal year ending December 31, 2009 using Company management’s financial projections. To determine the implied total equity value for the Company, Jefferies subtracted debt and added cash to the implied enterprise value for the Company. After accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per share of the Company’s common stock of approximately $4.87 to $8.24, compared to the merger consideration of $6.00. Jefferies noted that the merger consideration of $6.00 per share was within this range of implied valuations.

Premiums Paid Analysis. Using publicly available information, Jefferies analyzed the premiums offered in 134 public merger and acquisition transactions consummated between January 1, 2002 to June 30, 2005 with transaction equity values between $25 million and $75 million.

For each of these transactions, Jefferies calculated the premium represented by the offer price over the target company’s closing share price one day, one week and four weeks prior to the transaction’s announcement. This analysis indicated the following mean premia for those time periods prior to announcement:

Premiums Analysis

Time Period Prior to Announcement	Median	Mean
1 day	31.8%	42.2%
1 week	33.4%	42.9%
4 weeks	43.7%	52.4%

Using a reference range of a premium of 32.0% to 52.0% over the target company’s share price, and the closing price per share of the Company’s common stock on July 11, 2005 of $3.40, this analysis indicated a range of implied prices per share of the Company’s common stock of approximately $3.74 to $4.83, compared to the merger consideration of $6.00. Jefferies noted that the merger consideration of $6.00 per share was above this range of implied valuations.

Jefferies’ opinion was one of many factors taken into consideration by the Board in making its determination to approve the merger and should not be considered determinative of the views of the Board or management with respect to the merger or the merger consideration.

Jefferies was selected by the Board based on Jefferies’ qualifications, expertise and reputation. Jefferies is an internationally recognized investment banking and advisory firm. Jefferies, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

In the ordinary course of business, Jefferies and its affiliates may trade or hold such securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions in those securities.

Pursuant to an engagement letter between the Company and Jefferies dated July 28, 2003, the Company has agreed to pay Jefferies a fee for its services in connection with the merger in the amount of approximately $2.1 million, of which $180,000 was paid to Jefferies as a retainer, $100,000 became payable to Jefferies upon delivery of its opinion, $95,000 became payable to Jefferies upon mailing of this proxy statement, and approximately $1.7 million is payable to Jefferies contingent upon consummation of the merger. Jefferies will also be reimbursed for reasonable expenses incurred, including the fees and disbursements of Jefferies’ counsel. The Company has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered or to be rendered by it under its engagement.

Delisting and Deregistering the Company’s Common Stock

If the merger is consummated, the Company will become a wholly owned subsidiary of GEO, its common stock will be removed from quotation on The Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company will no longer file periodic reports with the SEC.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the Board’s recommendation that stockholders adopt the merger agreement, stockholders should be aware that members of the Board and Special Committee and executive officers of the Company have interests in the merger both similar to and different than those of other stockholders.

Common Stock. The executive officers and directors of the Company will surrender their shares of common stock for the same $6.00 per share merger consideration to be paid to all stockholders, generally. Certain of the Company’s directors and executive officers, however, beneficially own a substantial amount of common stock (see “Security Ownership of Management and Certain Beneficial Owners”). As a group, the directors, other than Mr. Slattery, hold 430,789 shares of the Company’s common stock and, upon consummation of the merger, collectively, will receive cash payments aggregating $2,584,734 for such shares. Mr. Slattery, a director and the Company’s President and Chief Executive Officer, holds 797,245 shares of the Company’s common stock and, upon consummation of the merger, will receive $4,783,470 for such shares. In addition, certain of the directors have the following interests:

Options. Directors and executive officers of the Company hold options to purchase shares of the Company’s common stock granted under the Company’s stock option plans. The merger agreement provides that all stock options outstanding immediately prior to the consummation of the merger, whether or not then exercisable or vested, are to be accelerated, vest and become exercisable in full. Upon consummation of the merger, all options will be cancelled in consideration of the payment to the holders of an amount in cash equal to the product of (1) the excess, if any, of $6.00 over the per share exercise price under the option and (2) the number of shares of common stock purchasable under the option. As a group, the directors, other than Mr. Slattery, hold options to purchase 205,000 shares of the Company’s common stock, of which 65,000 are “in-the-money” (i.e., the $6.00 merger consideration exceeds the option’s per share exercise price). Accordingly, the directors, collectively, will receive cash payments of $250,600 in consideration of the cancellation of such options. Mr. Slattery holds options to purchase 190,000 shares, none of which are “in-the money”.

Voting Agreement. Concurrently with the execution of the merger agreement, and as a condition to the willingness of GEO to enter into the merger agreement, Mr. Slattery, the owner of approximately 8% of the outstanding shares of the Company’s common stock, entered into a voting agreement with GEO. For a summary of the terms of the voting agreement, see “Voting Agreement” on page 39.

Purchase of Juvenile Division. Mr. Slattery is negotiating to purchase the Company’s Juvenile Division from GEO upon GEO’s acquisition of the division following consummation of the merger. The negotiations for Mr. Slattery’s purchase of the Juvenile Division from GEO following GEO’s acquisition of the Company have been ongoing since the execution of the merger agreement, but no definitive agreement has yet been reached. If an agreement cannot be reached, GEO has advised the Company, which is not involved in the negotiations, that it will seek alternate buyers for the division. GEO can only sell the Juvenile Division after it has consummated the merger and the closing of the merger is not contingent on GEO’s sale of the Juvenile Division.

Indemnification and Insurance. Pursuant to the merger agreement, GEO and the Company, as the surviving corporation of the merger, will indemnify and hold harmless the Company’s present and former officers and directors for acts or omissions occurring before the consummation of the merger to the extent provided under the Company’s certificate of incorporation. For at least six (6) years after the consummation of the merger, the Company, as the surviving corporation of the merger, will either (i) cause to be obtained and maintained at the time of the consummation of the merger, “tail” directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the consummation of the merger; or (ii) if such tail coverage is not available, maintain in effect for six (6) years from the time of consummation of the merger the current directors’ and officers’ liability insurance policies maintained by the Company; provided, however, that the Company as the surviving corporation may substitute therefor policies of no less favorable coverage with respect to matters occurring prior to the time of consummation of the merger.

Change of Control, Retention and Severance Agreements. In 1999, Mr. Slattery and the Company entered into a change of control agreement. Pursuant to the agreement, Mr. Slattery will be entitled, upon consummation of the merger, to a severance payment of $1,060,737 (three times his 2004 total monetary compensation) plus a payment of $1,000,000 for extending from two to four years his agreement not to compete with the Company or solicit its employees. The Company has also entered into change of control agreements with Bernard A. Wagner, its Senior Vice President and Chief Financial Officer, and John A. Mentzer, III, its Vice President, Secretary and General Counsel, pursuant to which they will receive severance payments of $213,850 and $130,000, respectively (equal to their respective annual salary at the effective time of the merger).

Severance Payments. GEO has agreed, subject to the closing of the merger, to make severance payments no later than January 1, 2006 up to an aggregate amount of $600,000 to employees of the Company designated by the Company. These payments are conditioned on the employee being employed by the Company at the effective time of the merger (and for 90 days thereafter for certain employees) and executing a form of release, non-solicitation and confidentiality agreement reasonably acceptable to GEO.

No Financing Condition

The merger is not conditioned on GEO’s ability to obtain financing. GEO plans to fund approximately $40 million of the approximately $62 million aggregate merger consideration (approximately $61 million for outstanding shares of common stock and approximately $1 million for outstanding options) from cash on hand, with the remaining merger consideration to come from borrowings under GEO’s amended and restated senior secured credit facility (the “New Amended Credit Facility”). GEO closed the New Amended Credit Facility in September 2005 in connection with the merger. GEO’s ability to borrow under the New Amended Credit Facility is contingent on there not having occurred a material adverse effect (as that term is defined in the New Amended Credit Facility) on GEO and CSC, on a combined company basis as if the merger had been completed, between the closing of the New Amended Credit Facility and the closing of the merger.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the U.S. are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, and the rules and regulations promulgated thereunder, mergers and acquisitions that meet certain jurisdictional thresholds, as does GEO’s proposed acquisition of the Company, may not be completed until the expiration of a waiting period that follows the filing by both parties to the transaction of notification forms with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, which may be shortened if the reviewing agency grants “early termination” of the waiting period, or lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. The Company and GEO each filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on September 2, 2005 and have requested “early termination” of the waiting period. The Company and GEO do not believe that any foreign antitrust approvals are required to consummate the merger.

There can be no assurance that the Company will obtain the regulatory approvals necessary to consummate the merger or that approval will not be conditional upon a requirement difficult to satisfy. See “The Merger Agreement—Conditions to the Merger.”

The Company is not aware of any state regulatory requirements that remain to be complied with in order to complete the merger, other than the filing of the certificate of merger with the Secretary of State of the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences to the Company’s stockholders of the receipt of cash in exchange for shares of the Company’s common stock pursuant to the merger. This summary is based upon the provisions of the Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect on the date of this proxy statement. All of these authorities are subject to change, possibly on a retroactive basis. This discussion generally assumes that the shares of the Company’s common stock are held as capital assets by a U.S. person (i.e., a citizen or resident of the U.S. or a domestic corporation or another person subject to U.S. income taxation on its worldwide income). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular Company stockholder in light of the stockholder’s personal investment circumstances, or those Company stockholders subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, U.S. expatriates, foreign corporations and nonresident alien individuals), the Company’s stockholders who hold shares of the Company’s common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or stockholders who acquired their shares of the Company’s common stock through the exercise of employee stock options or other compensation arrangements. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to a Company stockholder. The Company urges you to consult your own tax adviser to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of the Company’s common stock pursuant to the merger.

The receipt of cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of shares of the Company’s common stock will recognize gain or loss equal to the difference between his or her adjusted tax basis in shares of the Company’s common stock and the amount of cash received. Gain or loss will be calculated separately for each block of shares of the Company’s common stock (i.e., shares of the Company’s common stock acquired at the same cost in a single transaction). If the shares of the Company’s common stock have been held for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss subject (in the case of stockholders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%, and will be short-term capital gain or loss if the shares have been held for one year or less. The deductibility of a capital loss recognized on the exchange is subject to limitation.

Under the U.S. federal income tax backup withholding rules, unless an exemption applies, GEO generally is required to and will withhold 28% of all payments to which a stockholder or other payee is entitled in the merger, unless the stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each stockholder of the Company and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each stockholder of the Company will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain stockholders of the Company (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the U.S. Internal Revenue Service in a timely manner.

The foregoing discussion is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of the Company’s common stock. The Company urges you to consult your own tax adviser to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of the Company’s common stock pursuant to the merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of its provisions, and is qualified in its entirety by reference to the complete text of the merger agreement, attached as Annex A to this proxy statement and incorporated herein by reference. The Company encourages you to read the full text of the merger agreement for an understanding of its terms.

Structure and Effective Time of the Merger

GEO will acquire the Company through a merger. Subject to the terms and conditions of the merger agreement:

•	Merger Sub, a wholly owned subsidiary of GEO, will merge with and into the Company; and

•	the Company, as the surviving corporation of the merger, will become a wholly owned subsidiary of GEO and will cease to be a public company.

The merger will be effective at the time the certificate of merger is filed with the office of the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger).

Merger Consideration

Upon consummation of the merger, each share of the Company’s common stock (other than those shares held in the treasury of the Company, owned by GEO, Merger Sub or any direct or indirect wholly owned subsidiary of GEO or the Company, or any dissenting shares) will be converted into the right to receive $6.00 in cash, without interest, upon surrender of the stock certificate evidencing such share. The anticipated aggregate consideration that GEO will pay for such acquisition is approximately $62 million (approximately $61 million for outstanding shares of common stock and approximately $1 million for outstanding options).

Stock Options and Stock Option Plans

Each outstanding stock option of the Company, whether or not exercisable, will be accelerated, vest and become exercisable in full prior to the consummation of the merger. Upon consummation of the merger, each outstanding stock option will be cancelled in consideration for a cash payment by the Paying Agent (as defined below), without interest, equal to the product of (1) the excess, if any, of $6.00 over the per share exercise price for the option multiplied by (2) the number of shares of common stock that the option holder could have purchased by fully exercising the option.

The Company has agreed to terminate all of its stock option plans as of the effective time of the merger.

Payment for the Shares

Prior to the consummation of the merger, GEO will deposit with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), for the benefit of the Company’s stockholders and holders of “in-the-money” options, cash in an amount sufficient to pay the merger consideration, including the option payments, as contemplated by the merger agreement.

At the effective time of the merger, holders of the Company’s common stock will cease to be, and will have no rights, as stockholders of the Company, other than the right to receive the merger consideration or as provided by applicable law. After the merger occurs, there will be no transfers of stock on the Company’s stock transfer books.

Promptly after the consummation of the merger, GEO will cause the Paying Agent to mail to the former stockholders of record entitled to receive the merger consideration, a letter of transmittal and instructions on how to surrender certificates in exchange for the merger consideration. The Paying Agent will promptly pay the merger consideration to such stockholders after they have: (1) surrendered their stock certificate(s) to the Paying Agent and (2) provided to the Paying Agent a properly completed letter of transmittal and any other required documents. Interest will not be paid or accrue in respect of payments of the merger consideration. The amount of any merger consideration paid to stockholders of record will be reduced by any applicable withholding taxes. Stock certificates should not be forwarded to the Paying Agent without a letter of transmittal.

If the Paying Agent is to pay some or all of the merger consideration to a person other than the record holder, that holder must properly endorse the stock certificate representing such shares or the certificate must otherwise be in proper form for transfer and delivered to the Paying Agent with all documents required to evidence and effect the transfer and evidence that any applicable stock transfer taxes have been paid.

With respect to lost, stolen or destroyed stock certificate(s), the person claiming such certificate(s) to be lost, stolen or destroyed will be required to provide an affidavit of that fact and, if required by the Company as the surviving corporation of the merger, post a bond in a reasonable and customary amount as the Company may direct as indemnity against any claim that may be made against it with respect to such certificate in order to receive the merger consideration in respect of the shares formerly represented by such certificate(s).

One year after the effective time of the merger, GEO will serve as paying agent, and the former stockholders of the Company may look solely to GEO for any amounts owed to them. None of GEO, Merger Sub, the Company, as the surviving corporation of the merger, or the Paying Agent will be liable to any stockholder for any cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

Directors and Officers

George C. Zoley, Chairman and Chief Executive Officer of GEO, Wayne C. Calabrese, President and Chief Operating Officer of GEO, and John J. Bulfin, Senior Vice President and General Counsel of GEO, will serve as the President, Vice President and Secretary, respectively, of the Company immediately following the completion of the merger. Messrs. Zoley, Calabrese and Bulfin will serve as the sole directors of the Company immediately following the completion of the merger. Following the merger, GEO plans to operate all of the Company’s adult correctional and detention facilities under the GEO name and logo.

Representations and Warranties

Each party to the merger agreement has made representations and warranties, the accuracy of which, subject to the materiality standards set forth therein, are conditions to closing, following which the representations and warranties lapse and expire.

The Company’s representations and warranties in the merger agreement include representations and warranties relating to, among other things:

•	the Company’s organization, standing, power to carry on the Company’s business and other corporate matters;

•	ownership of the Company’s subsidiaries and such subsidiaries’ organization, standing, power to carry on their business and other corporate matters;

•	the Company’s capitalization;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts with, or violations of, organizational documents, contracts or laws as result of the execution of the merger agreement and the consummation of the merger;

•	required consents and approvals as a result of the execution, delivery and performance by the Company of the merger agreement;

•	compliance with laws;

•	permits;

•	the maintenance of disclosure controls and procedures under applicable federal securities laws;

•	compliance of reports, schedules, forms, statements and other documents filed by the Company with the SEC with applicable requirements and the accuracy of the information in those documents;

•	preparation of the Company’s financial statements in accordance with U.S. generally accepted accounting principles;

•	the accuracy and completeness of the information in this proxy statement;

•	the conduct of business since December 31, 2004 and the absence of changes related thereto;

•	litigation;

•	employee benefit plans;

•	labor matters;

•	owned and leased properties;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	the Company’s material contracts;

•	insurance;

•	inapplicability of state anti-takeover statutes;

•	stockholder approval of the merger agreement and the merger;

•	interested party transactions;

•	corrupt gifts and payments;

•	the Company’s receipt of a fairness opinion from Jefferies relating to the merger; and

•	the brokers’ and finders’ fees payable by the Company with respect to the merger.

The representations and warranties of GEO and Merger Sub in the merger agreement include representations and warranties relating to, among other things:

•	their organization, standing, power to carry on their business and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

•	the absence of conflicts with, or violations of, GEO’s or Merger Sub’s organizational documents, contracts or laws as a result of the merger agreement or the merger;

•	required consents and approvals as a result of their execution, delivery and performance of the merger agreement;

•	the accuracy and completeness of the information provided by GEO to the Company for use in this proxy statement;

•	litigation;

•	the operations of Merger Sub;

•	the brokers’ and finders’ fees payable by them with respect to the merger; and

•	their capability to pay the merger consideration and to consummate the merger.

Conduct of Business Pending the Merger

The Company has agreed that, between July 14, 2005 and the effective time of the merger, except for specified exceptions or as consented to by GEO, the businesses of the Company and its subsidiaries will be conducted only in the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable law. Additionally, the Company will, and will cause each of its subsidiaries to, use its reasonable best efforts to:

•	preserve substantially intact the business organization of the Company and its subsidiaries;

•	preserve the assets and properties of the Company and its subsidiaries in good repair and condition;

•	maintain and protect rights in material intellectual property used in the business of the Company and its subsidiaries; and

•	preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any subsidiary has material business relations,

in each case in the ordinary course of business and in a manner consistent with past practice.

Further, the Company has agreed that during the same period, subject to certain exceptions, the Company and its subsidiaries will not do any of the following without the prior written consent of GEO:

•	amend or otherwise change the Company’s or its subsidiaries’ certificate of incorporation, bylaws or other similar organizational documents;

•	issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such lien, any shares of any class of capital stock of the Company or any subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any subsidiary (except for the issuance of shares issuable pursuant to employee stock options outstanding on the date of the merger agreement and granted under Company stock option plans as in effect on the date of the merger agreement in the ordinary course of business and in a manner consistent with past practice);

•	issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such lien any properties or other assets of the Company or any subsidiary, except assets (other than properties) that are not material in the ordinary course of business and in a manner consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the Company’s or its subsidiaries’ capital stock, except for dividends or other distributions by any subsidiary only to the Company or any direct or indirect wholly owned subsidiary;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any subsidiary;

•	acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (other than real property) in the ordinary course of business and in a manner consistent with past practice, and other assets (other than real property) that do not exceed $200,000 in the aggregate;

•	authorize, or make any commitment with respect to, any capital expenditure, other than (1) maintenance expenditures at existing properties in the ordinary course of business and consistent with past practice (provided that the Company provides GEO notice if it intends to make any maintenance expenditures with respect to properties related to, or held for use by, the Company’s Juvenile Business Division in excess of $25,000), and (2) any expenditures in connection with the completion or development of the certain of the Company’s facilities;

•	acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property or commence construction of, or enter into any contract to develop or construct, other real estate projects, other than in connection with the continued development of certain of the Company’s facilities;

•	enter into any new line of business;

•	make any investments in persons other than existing subsidiaries;

•	make any investments in the Juvenile Business Division, except for such investments in the ordinary course of business and in a manner consistent with past practice or as required by an existing contract;

•	increase the compensation payable or to become payable or the benefits provided to the Company’s current or former directors, officers or employees, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice;

•	grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any subsidiary;

•	establish, adopt, enter into, terminate or amend any Company benefit plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement for the benefit of any director, officer or employee except as required by law;

•	loan or advance any money or other property to any current or former director, officer or employee of the Company or its subsidiaries;

•	grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement);

•	change any of the material accounting policies, practices or procedures used by the Company and its subsidiaries as of July 14, 2005, except as may be required or permitted as a result of a change in applicable law or in U.S. generally accepted accounting principles;

•	make any change (or file for such change) in any method of tax accounting;

•	make, change or rescind any material tax election, file any amended tax return, except as required by applicable law, enter into any closing agreement relating to taxes, waive or extend the statute of limitations in respect of taxes (other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business) or settle or compromise any material U.S. federal, state or local income tax liability, audit, claim or assessment, or surrender any right to claim for a tax refund;

•	pay, discharge, waive, settle or satisfy any claim, liability or obligation, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

•	waive, release, assign, settle or compromise any pending or threatened action (1) requiring payment by the Company or any subsidiary in excess of $100,000 individually or $250,000 in the aggregate, unless such payments are fully covered by the Company’s or such subsidiary’s insurance policies or (2) that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires any payment to such security holder by the Company or any subsidiary, or (B) adversely affects in any material respect the ability of the Company and its subsidiaries to conduct their business in a manner consistent with past practice;

•	enter into, materially amend or modify, or consent to the termination of (other than a termination in accordance with its terms) any material contract;

•	amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company’s or any subsidiary’s rights under a material contract;

•	make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

•	fail to maintain in full force and effect the existing insurance policies covering the Company and its subsidiaries and their respective properties, assets and businesses;

•	enter into, amend, modify or consent to the termination of any Contract that would be a material contract or transaction if it had been in effect on July 14, 2005;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

•	permit any subsidiary to own any real property or conduct any business other than currently owned or conducted by such subsidiary;

•	initiate or consent to any material zoning reclassification of any owned real property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any owned real property;

•	repurchase, repay or incur any indebtedness (other than in connection with letters of credit and borrowings for working capital purposes, in each case, in the ordinary course of business consistent with past practice), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets;

•	amend, modify or waive any term of any outstanding security of the Company or any of its subsidiaries, except (1) as required by the merger agreement, (2) in connection with accelerating the vesting schedules of the Company stock options to the extent required by the Company stock option plans or the agreements pursuant to which such Company stock options were granted, and (3) in connection with terminating the Company stock options and the Company stock option plans;

•	fail to (1) maintain any material real property to which the Company and any of its subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (2) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property, and (3) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;

•	enter into, or amend, any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by law;

•	adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries other than as contemplated by the merger agreement;

•	take, or agree or commit to take, any action that would, or would reasonably be expected to, result in a Company material adverse effect at, or as of any time prior to, the effective time of the merger or result in any of the conditions to the merger not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such Company material adverse effect as of such time or to prevent any such condition from not being satisfied;

•	engage in any action with the intent, directly or indirectly, to adversely affect the transactions contemplated by the merger agreement;

•	grant any waiver to any party with respect to the Company Rights Agreement, or any applicable state anti-takeover statute, including Section 203 of the DGCL; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Conduct of Business by GEO and Merger Sub Pending the Merger

Each of GEO and Merger Sub has agreed that, between July 14, 2005 and the effective time of the merger, it shall not, directly or indirectly:

•	take any action to cause its representations and warranties set forth in the merger agreement to be untrue in any material respect; or

•	take any action that would reasonably be likely to materially delay the consummation of the merger.

Stockholder Meeting; Proxy Statement

The Company has agreed to cause a meeting of its stockholders to be duly called and held as promptly as practicable after the date of the merger agreement. The Company also has agreed to mail to its stockholders this proxy statement at the earliest practicable time after the date of the merger agreement.

No Solicitation

The Company has agreed that neither the Company, its subsidiaries nor any of the Company’s or its subsidiaries’ representatives will, directly or indirectly:

•	solicit, initiate or knowingly encourage, or knowingly facilitate any inquiries or the implementation or submission of any of the following, which is referred to as an acquisition proposal:

•	a proposal or offer from any person other than GEO for a merger, consolidation, business combination, liquidation, dissolution, tender offer, recapitalization, share exchange or other similar transaction involving the Company; or

•	a proposal or offer to acquire more than 20% of the equity securities or consolidated total assets of the Company and its subsidiaries; or

•	participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, an acquisition proposal.

However, under specified circumstances, the Company may furnish information to, or engage in negotiations or discussions with, any person in connection with an unsolicited bona fide written acquisition proposal that the Special Committee believes in good faith, after consultation with its advisers, is or could reasonably be expected to result in a superior proposal (described below), and that the Company enter into a confidentiality agreement with such person that is no less favorable to the Company than the confidentiality agreement entered into with GEO.

The Company will notify GEO as promptly as practicable (and in any event within 48 hours) of the receipt by the Company or any of its subsidiaries, or any of the Company’s or its subsidiaries’ representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding an acquisition proposal, specifying the material terms and conditions thereof and the identity of the party making such proposal.

In addition, the Board may not:

•	withdraw or modify the approval or recommendation by the Board to vote in favor of the merger agreement;

•	approve any letter of intent, acquisition agreement or similar agreement with respect to an acquisition proposal; or

•	approve or recommend an acquisition proposal.

However, at any time before the Company’s stockholders adopt the merger agreement, the Special Committee, in response to an unsolicited superior proposal, may approve and recommend such superior proposal and, in connection with such superior proposal, the Board may withdraw or modify its recommendation to adopt the merger agreement. Additionally, the Board may withdraw or modify its recommendation to adopt the merger agreement if the Special Committee determines in good faith, after consultation with outside legal counsel, that it is required to do so in order to comply with its fiduciary duties to stockholders under applicable law.

The merger agreement defines a superior proposal as an unsolicited bona fide written acquisition proposal to acquire more than 50% of the outstanding shares of common stock or all or substantially all of the assets of the Company and the subsidiaries, taken as a whole, which the Special Committee determines in good faith is more favorable to the Company’s stockholders from a financial point of view than the merger and which the Special Committee and the Board determines is reasonably capable of being consummated.

Indemnification and Insurance

Pursuant to the merger agreement, GEO and the Company, as the surviving corporation of the merger, will indemnify and hold harmless the Company’s present and former officers and directors for acts or omissions occurring before the consummation of the merger to the extent provided under the Company’s certificate of incorporation. For at least six (6) years after the consummation of the merger, the Company as the surviving corporation of the merger will either (i) cause to be obtained and maintained at the time of the consummation of the merger, “tail” directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the consummation of the merger; or (ii) if such tail coverage is not available, maintain in effect for six (6) years from the time of consummation of the merger the current directors’ and officers’ liability insurance policies maintained by the Company; provided, however, that the Company as the surviving corporation may substitute therefor policies of no less favorable coverage with respect to matters occurring prior to the time of consummation of the merger.

Efforts to Complete the Merger

Subject to the terms of the merger agreement, the Company and GEO have agreed to use reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the merger including (1) obtaining from any governmental entity or other third party, any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the merger agreement and the consummation of the transactions contemplated by the merger agreement and (2) making all necessary filings and other required submissions required under the HSR Act and any other applicable law.

Subject to the terms of the merger agreement, the Company and GEO agree to take whatever action necessary to resolve any objections asserted under the HSR Act and any other antitrust laws with respect to the transactions contemplated by the merger agreement, including agreeing to make certain divestitures.

The Company, GEO and Merger Sub will use their respective reasonable best efforts to obtain any third party consents required in connection with the merger that are necessary to consummate the transactions contemplated by the merger agreement, disclosed in the schedules to the merger agreement or required to prevent the occurrence of an event that is reasonably likely to have a material adverse effect with respect to the Company prior to the effective time of the merger.

Additional Agreements

The Company has agreed to:

•	fund all capital expenditures related to the development and construction of any of the Company’s pending facilities projects, provided that such amount may not exceed $5 million in the aggregate, unless required by an existing contract, without the prior written consent of GEO;

•	provide GEO with the opportunity to be present at and participate in all material discussions and negotiations with customers and other third parties regarding such pending facilities projects, including, but not limited to, any such discussions or negotiations regarding the pricing, staffing, construction or financing of such projects;

•	take any and all reasonable steps necessary to exercise the Company’s rights and fulfill the Company’s obligations related to such pending facilities projects and to preserve their economic value to the surviving corporation; and

•	use its reasonable best efforts to obtain and deliver to GEO, at the closing of the merger, evidence reasonably satisfactory to GEO of the resignation, effective as of the effective time of the merger, of those directors of the Company or any subsidiary designated by GEO to the Company in writing at least 20 calendar days prior to such closing.

GEO has agreed to take all action necessary to cause Merger Sub to perform its obligations under the merger agreement and to consummate the transactions contemplated thereby on the terms and subject to the conditions set forth in the merger agreement. Additionally, as soon as practicable following the effective time of the merger, GEO has agreed to use its reasonable best efforts to cause the Company’s common stock to no longer be quoted on The Nasdaq National Market System and to be de-registered under the Exchange Act.

Each of the Company and GEO has agreed to cooperate with the other with respect to:

•	any press release with respect to the merger agreement or the transactions contemplated thereby, except to the extent public disclosure is required by applicable law or the requirements the New York Stock Exchange or The Nasdaq National Market, in which case the issuing party will use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statements; and

•	the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar taxes which become payable in connection with the transactions contemplated by the merger agreement.

Conditions to the Merger

The consummation of the merger is subject to specified customary closing conditions, as described further below.

Conditions to Each Party’s Obligations

The obligations of the Company, GEO and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

•	the merger agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s certificate of incorporation;

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the merger illegal or otherwise prohibiting consummation of the merger; and

•	any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act shall have expired or been terminated.

Conditions to the Obligations of GEO and Merger Sub

The obligations of GEO and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•

(1) the representations and warranties of the Company contained in the merger agreement not qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be accurate in all material respects and (2) the representations and warranties of the Company contained in the merger agreement qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be accurate in all respects, in the case of both (1) and (2) above, as of the date of the merger agreement and as of the effective time of the merger agreement, as though made on and as of the effective time of the merger agreement or, to the extent representations and warranties speak as of an earlier date, as of such earlier date;

•	the Company shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger agreement;

•	the Company shall have delivered to GEO a certificate, dated the date of the closing of the merger, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in the two preceding bullets;

•	the holders of not more than ten percent (10%) of the outstanding Company common stock shall have demanded appraisal of their Company common stock in accordance with the DGCL;

•	no material adverse effect with respect to the Company shall have occurred since the date of the merger agreement;

•	all consents, approvals or authorizations from the third parties, as agreed to by GEO and the Company, shall have been obtained; and

•	at or prior to the effective time of the merger, General Electric Capital Corporation (“GECC”), as lender under the Loan and Security Agreement, dated October 30, 2002, as amended (the “GECC Credit Facility”), by and among GECC, the Company and the other parties thereto, shall have provided the Company with (1) documentation reasonably satisfactory to GEO evidencing full release and discharge as of the effective time of the merger agreement of each of the Company and its subsidiaries from any and all obligations and liabilities under the GECC Credit Facility and all other documents arising or executed in connection therewith, including, but not limited to, any pledge of any equity interest in any subsidiary as security under the GECC Credit Facility, any guaranty by any subsidiary, and any lien upon any of the assets of the Company or any subsidiary; (2) UCC -3 termination statements evidencing the release of all liens upon the assets of the Company and any of its subsidiaries; (3) the original pledged stock or other pledges equity interest certificates of any of the subsidiaries, and the original of any pledged debt instruments of the Company or any of its subsidiaries; and (4) the originals of all letters of credit issued pursuant to the GECC Credit Facility.

Conditions to the Obligations of the Company

The obligations of the Company to consummate the merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

•	the representations and warranties of GEO and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of GEO and Merger Sub contained in the merger agreement that are not so qualified shall be true and correct in all material respects, (1) in each case as of the date of the merger agreement and as of the effective time of the merger agreement, as though made on and as of the effective time of the merger agreement, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and (2) in each case, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated by the merger agreement or otherwise prevent or materially delay GEO or Merger Sub from performing their obligations under the merger agreement;

•	GEO and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger agreement; and

•	GEO shall have delivered to the Company a certificate, dated the date of the closing of the merger, signed by an officer of GEO, certifying as to the satisfaction of the conditions specified in the preceding two bullets.

Termination of the Merger Agreement

The merger agreement may be terminated by the mutual written consent of the Company and GEO.

Either the Company or GEO can terminate the merger agreement if:

•	the merger has not been consummated by December 1, 2005, unless the terminating party’s failure to fulfill any obligation under the merger agreement was the cause of, or resulted in, the failure of the merger to occur on or before such date;

•	a governmental authority has taken any non-appealable final action that has the effect of making the consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger; or

•	the Company’s stockholders fail to adopt the merger agreement at the special meeting (including any adjournments or postponements to any date prior to December 1, 2005).

GEO can terminate the merger agreement if:

•	the Board changes its recommendation to stockholders to adopt the merger agreement or recommends or approves an acquisition proposal;

•	neither GEO nor Merger Sub is in material breach of its obligations under the merger agreement and the Company breaches any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty becomes untrue or inaccurate such that GEO’s and Merger Sub’s conditions to closing would not be able to be satisfied and such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, has not been cured within 30 days after notice to the Company; or

•	a governmental authority requires GEO or Merger Sub to divest any business, products or assets which, individually or in the aggregate, account at the time of such divestiture for more than either $25 million of the consolidated gross revenues of GEO or $50 million of the consolidated gross assets of GEO in connection with the consummation of the merger.

The Company can terminate the merger agreement if:

•	at any time prior to the adoption of the merger agreement by the Company’s stockholders at the special meeting if the Board or the Special Committee has determined in good faith (after consultation with its advisers), in the exercise of its fiduciary duties, that an unsolicited bona fide acquisition proposal is a superior proposal, but only:

(1) after providing written notice to GEO advising GEO that the Board or the Special Committee, as the case may be, has received a superior proposal, specifying the material terms and conditions of such superior proposal and the person making such superior proposal; and

(2) if GEO does not, within three (3) business days of GEO’s receipt of the notice of a superior proposal, make an offer that the Board or the Special Committee, as the case may be, determines, in its good faith judgment (after consultation with its advisers), to be at least as favorable to the Company’s stockholders as such superior proposal; or

•	the Company is not in material breach of its obligations under the merger agreement and GEO or Merger Sub breach any of their representations, warranties, covenants or agreements contained in the merger agreement, or if any such representation or warranty becomes untrue or inaccurate such that the Company’s conditions to closing would not be able to be satisfied and such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, has not been cured within 30 days after notice to GEO.

Termination Fee; Expenses

The Company has agreed to pay GEO a termination fee of $1,750,000 and termination expenses not to exceed $1,250,000 if the merger agreement is terminated:

•	by GEO because the Company breaches any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty becomes untrue or inaccurate such that GEO’s and Merger Sub’s conditions to closing would not be able to be satisfied and such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, has not been cured within 30 days after notice to the Company;

•	by GEO because the Board has changed its recommendation to stockholders to adopt the merger agreement or recommended or approved an acquisition proposal; or

•	by the Company because the Board or the Special Committee has determined that an unsolicited bona fide acquisition proposal is a superior proposal.

If GEO terminates the merger agreement because the Company’s stockholders fail to adopt the merger agreement at the special meeting (including any adjournments or postponements to any date prior to December 1, 2005), then the Company will pay GEO termination expenses not to exceed $1,250,000 and, if prior to the termination date of the merger agreement, an acquisition proposal is publicly announced and within nine (9) months of the termination date, the Company enters into, or submits to the Company’s stockholders for adoption, an agreement with respect to an acquisition proposal, or an acquisition proposal is consummated, then the Company will pay GEO a termination fee of $1,750,000.

If the Company terminates the merger agreement because GEO or Merger Sub breach any of their representations, warranties, covenants or agreements contained in the merger agreement, or if any such representation or warranty becomes untrue or inaccurate such that the Company’s conditions to closing would not be able to be satisfied and such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, has not been cured within 30 days after notice to GEO, then GEO will pay the Company a termination fee of $3,000,0000.

In the event of a willful breach of any representation or warranty, the Company or GEO, as the case may be, may seek to recover its actual damages rather than receiving the fees described above.

VOTING AGREEMENT

This section of the proxy statement describes the material provisions of the voting agreement but does not purport to describe all the provisions of the voting agreement. The following summary is qualified in its entirety by reference to the complete text of the voting agreement, which is attached as Annex C to this proxy statement and is incorporated into this proxy statement by reference. The Company urges you to read the full text of the voting agreement.

Voting Arrangement

In connection with the execution of the merger agreement, James F. Slattery, a director and President and Chief Executive Officer of the Company entered into a voting agreement with GEO. Mr. Slattery holds approximately 8% of the outstanding shares of the Company’s common stock as of the record date for the special meeting. Pursuant to the voting agreement, Mr. Slattery has agreed to (1) appear at any stockholder meeting or otherwise cause his shares to be counted at any stockholder meeting for purposes of calculating a quorum; (2) vote (or cause to be voted) in person or by proxy all of his shares of the Company’s common stock in favor of the merger and any other matters necessary for the consummation of the transactions contemplated thereby; and (3) vote (or cause to be voted) all of his shares of the Company’s common stock against (A) any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between the Company and any other person (other than the merger) and (B) any other action that could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the merger or any transactions contemplated by the merger agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the merger agreement.

Mr. Slattery has appointed GEO and any designee of GEO as his proxy and attorney-in-fact to vote all of his shares of the Company’s common stock in the manner described above. The proxy is intended to be irrevocable until the termination of the voting agreement.

No Solicitation

Mr. Slattery has agreed that, prior to the termination of the voting agreement, neither he nor any of his representatives shall, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any person or entity (other than GEO or any affiliate of GEO) which constitutes, or could reasonably be expected to lead to, an acquisition proposal. In addition, Mr. Slattery has agreed that neither he nor any of his respective affiliates shall, directly or indirectly, make any proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal.

Restrictions on Transfer

Mr. Slattery also agreed, while the voting agreement is in effect and except as contemplated by such agreement, not to (1) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his shares of the Company’s common stock or his Company stock options; (2) grant any proxies or powers of attorney, deposit any of his shares of Company common stock into a voting trust or enter into a voting agreement with respect to any such shares; or (3) knowingly take any action that would make any of his representations or warranties contained in the voting agreement untrue or incorrect or have the effect of preventing or disabling Mr. Slattery from performing his obligations under the voting agreement.

Notwithstanding the foregoing, Mr. Slattery may transfer any or all of his shares of the Company’s common stock, in accordance with provisions of applicable law, to his spouse, ancestors, descendants or any trust (controlled by Mr. Slattery) for any of their benefit or to a charitable trust (controlled by Mr. Slattery), subject to such transferee agreeing in writing to be bound by the terms of, and perform the obligations of, Mr. Slattery, under the voting agreement.

Termination

The voting agreement will terminate upon the earliest of (1) the effective time of the merger, (2) the termination of the merger agreement in accordance with its terms, and (3) written notice of termination of the voting agreement by GEO to Mr. Slattery.

APPRAISAL RIGHTS

If the merger is consummated, holders of shares of the Company’s common stock are entitled to appraisal rights under Section 262 provided that they comply with the conditions established by Section 262.

Section 262 is reprinted in its entirety as Annex D to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex D. This discussion and Annex D should be reviewed carefully by any holder who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so, as failure to comply with the procedures set forth herein or therein will result in the loss of appraisal rights.

A record holder of shares of the Company’s common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the merger nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery (the “Delaware Court”) of the fair value of his, her or its shares of the Company’s common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of the Company’s common stock” are to the record holder or holders of shares of the Company’s common stock.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the Company’s special meeting, not less than twenty (20) days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This proxy statement will constitute such notice to the record holders of the Company’s common stock.

Holders of shares of the Company’s common stock who desire to exercise their appraisal rights must not vote in favor of the merger and must deliver a separate written demand for appraisal to the Company prior to the vote by the stockholders of the Company on the merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of their common stock. A proxy or vote against the merger will not by itself constitute such a demand. Within ten (10) days after the effective time of the merger, the Company must provide notice of the consummation of the merger to all stockholders who have complied with Section 262 and who have not voted in favor of or consented to the merger.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to: Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236, Attention: Corporate Secretary.

A person having a beneficial interest in shares of the Company’s common stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of the Company’s common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of the Company’s common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of the Company’s common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of the Company’s common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of the Company’s common stock outstanding in the name of such record owner.

Within one hundred twenty (120) days after the effective time of the merger, either the Company or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the Company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of the Company to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of the Company’s common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within one hundred twenty (120) days after the effective time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares of the Company’s common stock not voting in favor of the merger and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed within ten (10) days after the written request therefor has been received by the Company or within ten (10) days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of the Company’s common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although the Company believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, the Company does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of the Company’s common stock is less than the merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc. the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder of the Company, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of the Company’s common stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time.

At any time within sixty (60) days after the effective time of the merger, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court within one hundred twenty (120) days after the effective time, stockholders’ rights to appraisal will cease, and all holders of shares of the Company’s common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of the Company’s common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to the Company a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than sixty (60) days after the effective time of the merger will require written approval of the Company and that no appraisal proceeding in the Delaware Court will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

MARKET PRICE AND DIVIDEND DATA

The Company’s common stock is quoted on The Nasdaq National Market under the symbol “CSCQ”. The table below reflects, for the periods indicated, the high and low sales prices for shares of the Company’s common stock as reported by The Nasdaq National Market. The Company has not paid dividends during the periods presented.

	Common Stock
	High	Low
Fiscal Year 2003

First quarter	$3.20	$1.94
Second quarter	2.99	2.25
Third quarter	4.08	2.10
Fourth quarter	2.93	1.92

Fiscal Year 2004

First quarter	4.02	2.38
Second quarter	3.62	2.40
Third quarter	3.36	2.22
Fourth quarter	3.09	2.17

Fiscal Year 2005

First quarter	3.10	2.23
Second quarter	3.00	2.30
Third quarter through , 2005

On July 13, 2005, the last full trading day prior to the public announcement of the signing of the merger agreement, the closing price for the Company’s common stock on The Nasdaq National Market was $4.39 per share. On                     , 2005, the most recent practicable date prior to the printing of this proxy statement, the closing price of the Company’s common stock on The Nasdaq National Market was $             per share.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of the Company’s common stock as of May 18, 2005, unless otherwise specified, by (i) each person known by the Company to own beneficially more than five percent (5%) of such shares, (ii) each director, (iii) each of the Company’s named executive officers as of December 31, 2004, and (iv) all directors and executive officers as a group, together with their respective percentage ownership of the outstanding shares:

Name and Address of Beneficial Owner	Number of Shares	Acquirable within 60 days**	Percent Outstanding
Wells Fargo & Company (1)	1,068,653		10.5%
James F. Slattery (2)(3)	797,245	190,000	9.1%
Dimensional Fund Advisors, Inc. (4)	767,048	—	7.5%
Esther Horn (5)	597,175	—	5.9%
Jacob May/Background America (6)	535,210	—	5.3%
Aaron Speisman (2)(7)	423,638	40,000	4.6%
Stuart Gerson (2)	6,000	65,000	*
Bobbie L. Huskey (2)	1,151	45,000	*
Melvin T. Stith (2)	—	35,000	*
Robert Matthews (2)	12,574	20,000	*
Bernard A. Wagner (2)	2,500	20,000	*
Woodrow W. Harper (2)	15,091	10,000	*
Chet Borgida (2)	—	10,000	*
Jesse E. Williams, Jr. (2)	10,000	5,000	*
John H. Shuey (2)	—	10,000	*
All executive officers and directors as a group (eleven persons) (8)	1,268,199	415,000	16.6%

*	Less than 1%
**	Consists of shares issuable upon exercise of options as of , 2005 or within 60 days thereafter.
(1)	Based solely on a filing made with the SEC by Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94104. In a Form 13G/A, filed January 21, 2005, Wells Fargo reports sole voting power over 1,068,653 shares.
(2)	Address is c/o Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.
(3)	Mr. Slattery has agreed to vote all of his voting securities in favor of the merger and has granted to GEO an irrevocable proxy to that effect with respect to such voting securities of the Company. See “Voting Agreement”. As a result, GEO may be deemed to beneficially own all of the voting securities of the Company held by Mr. Slattery.
(4)	Based solely on a filing made with the SEC by Dimensional Fund Advisors, Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. In a Form 13G/A, filed February 9, 2005, Dimensional Fund Advisors, Inc. reports sole voting power over 767,048 shares; however, it disclaims any beneficial ownership of such shares.
(5)	Address is 49 West 44th Street, New York, New York, 10036
(6)	Based on information obtained from investor communication service as of June 7, 2004. Address is 1900 Church Street, Suite 400, Nashville, Tennessee 37203.
(7)	Does not include 3,750 shares of common stock owned by the Jennifer Anna Speisman 1992 Trust and 3,750 shares of common stock owned by the Joshua Israel Speisman 1992 Trust, trusts for the benefit of Mr. Speisman’s children, as to which Mr. Speisman disclaims beneficial ownership.
(8)	The eleven executive officers and directors are: Chet Borgida, Stuart M. Gerson, Woodrow W. Harper, Bobbie L. Huskey, Robert Matthews, John H. Shuey, James F. Slattery, Aaron Speisman, Melvin T. Stith, Bernard A. Wagner and Jesse E. Williams Jr.

FUTURE STOCKHOLDER PROPOSALS

If the merger is consummated, the Company will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, the Company plans to hold its 2006 annual meeting. Any stockholder of the Company who wishes to present a proposal in accordance with SEC Rule 14a-8 to be considered at the Company’s 2006 Annual Meeting of Stockholders, and who wishes to have such proposal presented in the Company’s proxy statement for such meeting, must deliver such proposal in writing to the Secretary of the Company at the Company’s principal executive offices located at 1819 Main Street, Suite 1000, Sarasota, Florida 34236, on or before February 15, 2006. Stockholders wishing to make proposals outside of SEC Rule 14a-8 at the 2006 Annual Meeting of Stockholders must submit their proposals in writing to the Secretary of the Company at the Company’s principal executive offices no later than March 28, 2006.

HOUSEHOLDING OF PROXY STATEMENT

In accordance with Rule 14a-3(e)(l) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Correctional Services Corporation, Attention: Corporate Secretary, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

WHERE YOU CAN FIND MORE INFORMATION

Each of the Company and GEO files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of the Company and GEO with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “www.sec.gov.”

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact Georgeson at 866-344-5214.

By Order of the Board of Directors,

John R. Mentzer, III, Vice President, General Counsel & Secretary

September     , 2005

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE U.S. THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

THE GEO GROUP, INC.,

GEO ACQUISITION, INC.

and

CORRECTIONAL SERVICES CORPORATION

Dated as of July 14, 2005

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 14, 2005 by and among Correctional Services Corporation, a Delaware corporation (the “Company”), The GEO Group, Inc., a Florida corporation (“Parent”), and GEO Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, a Special Committee (the “Special Committee”) of the Board of Directors of the Company (the “Company Board”), the Company Board and the respective Boards of Directors of each of Parent and Merger Sub deem it in the best interests of their respective stockholders, as the case may be, to consummate the merger (the “Merger”), on the terms and subject to the conditions set forth in this Agreement, of Merger Sub with and into the Company in which the Company would become a wholly owned subsidiary of Parent, and such Special Committee and Boards of Directors have approved this Agreement and declared its advisability (and, in the case of the Company Board, recommended that this Agreement be adopted by the Company’s stockholders); and

WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive $6.00 per share in cash, upon the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 11:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Akerman Senterfitt, One Southeast Third Avenue, Suite 2800, Miami, Florida 33131, unless another time, date and/or place is agreed to in writing by Parent and the Company.

SECTION 1.03 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, simultaneously with the Closing, the parties hereto shall (i) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and (ii) make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such subsequent date and time as Parent and the Company shall agree in writing and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in Section 259 of the DGCL.

SECTION 1.05 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as set forth in Exhibit A attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by Law.

(b) At the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

SECTION 1.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each share of Company Common Stock (each issued and outstanding share of Company Common Stock being hereinafter referred to as a “Share” and collectively referred to as the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(b), Shares owned by any direct or indirect wholly owned subsidiary of the Company and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive $6.00 in cash, without interest (the “Merger Consideration”), payable upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such Share.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or the Company immediately prior to the Effective Time shall automatically be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation.

SECTION 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into an exchange agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the aggregate Merger Consideration and Option Payments in accordance with this Article II. Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of Shares and Company Stock Options, separate and apart from its other funds, as a trust fund, cash sufficient to pay the aggregate Merger Consideration and Option Payments (such deposited cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that the Exchange Fund shall not be invested in any manner that would preclude, limit or delay the Paying Agent from timely making all payments contemplated by this Article II; and provided, further, that, if invested, such investments shall be in short-term obligations of, or short-term obligations guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who, at the Effective Time, was a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a): (i) a letter of transmittal (in customary form, specifying that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as reasonably may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash which such holder has the right to receive in respect of the Shares formerly represented by such Certificate pursuant to Section 2.01(a), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other Taxes required as a result of such payment or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article II. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article II.

(c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided herein or by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

(e) No Liability. None of the Paying Agent, Parent, Merger Sub or the Surviving Corporation shall be liable to any holder of Shares for any cash (including any dividends or distributions with respect to such Shares) delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Company Stock Options, such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax Laws. To the extent that amounts are so deducted or withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 2.01(a).

SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates representing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided in this Agreement or by Law. At or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.01(a).

SECTION 2.04 Company Stock Options. (a) Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time), including obtaining the consent of the individual option holders and the adoption of Company Board resolutions, if necessary, to ensure that (i) immediately prior to the Effective Time, each outstanding option to purchase Company Common Stock granted under any of the stock option plans of the Company as amended through the date of this Agreement (collectively, the “Company Stock Option Plans”) shall become immediately vested and exercisable in full, (ii) at the Effective Time, each option to purchase shares of Company Common Stock granted under the Company Stock Option Plans (each, a “Company Stock Option”) that is outstanding, unexercised and not subject to payment under Section 2.04(b) as of the Effective Time shall be cancelled, and (iii) at the Effective Time, all of the Company Stock Option Plans shall be terminated (in each case, in accordance with and pursuant to the terms of the Company Stock Option Plans and without the creation of additional liability to the Company or any Subsidiaries).

(b) Each holder of a Company Stock Option that is outstanding and unexercised as of the Effective Time and has an exercise price per share of Company Common Stock that is less than the Merger Consideration shall (subject to the provisions of this Section 2.04) be paid by the Paying Agent, in exchange for the cancellation of such Company Stock Option, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the difference between the Merger Consideration and the applicable exercise price of such Company Stock Option, and (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of such Company Stock Option (the “Option Payments”). The Paying Agent shall make the Option Payments as promptly as practicable after the Effective Time. Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

SECTION 2.05 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who is entitled to demand and properly demands the appraisal for such Shares (the “Dissenting Shares”) pursuant to, and in compliance in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration. Any such stockholder shall instead be entitled to receive payment of the fair value of such stockholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting

Shares held by any stockholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such stockholder’s rights to appraisal of such Shares under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender in the manner provided in Section 2.02 of the Certificate or Certificates that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and each subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.01(a) of the Company Disclosure Schedule, each of the Company and each Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any event, circumstance, development, change or effect that individually or in the aggregate with all other events, circumstances, developments, changes and effects, is materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Subsidiaries taken as a whole or would reasonably be expected to prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby (collectively, the “Transactions”) or prevent or materially impair or delay the ability of the Company to perform its obligations hereunder; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect: any event, circumstance, change or effect resulting from or relating to (i) a change in general economic or financial market conditions, (ii) a change in industry conditions, (iii) any acts of terrorism or war, (iv) the announcement of the execution of this Agreement or the pendency or consummation of the Transactions, or (v) compliance with the terms of, or the taking of any action required by, this Agreement; provided further that the exceptions set forth in clauses (iv) and (v) will not apply with respect to the representations and warranties set forth in Section 3.05.

(b) A true and complete list of all the Subsidiaries, together with the jurisdiction of organization of each Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company, each other Subsidiary and any other person, is set forth in Section 3.01(b) of the Company Disclosure Schedule.

(c) Section 3.01(c) of the Company Disclosure Schedule lists any and all persons of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). The Company or a Subsidiary, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws, or equivalent organizational documents, in each case as amended to date (“Organizational Documents”), of the Company and each Subsidiary. Such Organizational Documents are in full force and effect and no other organizational documents are applicable or binding upon the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary is, nor has the Company been, in violation of any of the provisions of its Organizational Documents. No Subsidiary has been in material violation of any of the provisions of its Organizational Documents. The Company has made available to Parent complete and correct copies of the minutes of all meetings of the Company Board (and each committee thereof) and of the stockholders of the Company, in each case since January 1, 2002.

SECTION 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $.001 per share (the “Company Preferred Stock”).

(b) As of the date of this Agreement, (i) 10,169,607 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 1,217,652 shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Subsidiaries, (iv) 629,334 shares of Company Common Stock are issuable upon exercise of outstanding Company Stock Options granted under the Company Stock Option Plans at a weighted average per share exercise price of $6.68, (v) 1,625,000 shares of Company Common Stock are reserved for future issuance in connection with the Company Stock Option Plans (including shares reserved pursuant to outstanding Company Stock Options), and (vi) 1,000,000 shares of Series A Participating Preferred Stock, par value $.01 per share, are reserved for issuance pursuant to the Rights Agreement, dated January 11, 2000, between the Company and American Stock Transfer & Trust Company (the “Company Rights Agreement”). As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Except for the Company Rights Agreement, the Company does not have a “poison pill” or similar stockholder rights plan. Except as set forth in this Section 3.03, there are no (A) options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary, (B) voting securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or voting securities of the Company, or (C) equity equivalents, interests in the ownership or earnings of the Company or any Subsidiary or similar rights. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. Other than the Company Stock Option Plans, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other person. None of the Company or any Subsidiary is a party to any stockholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities of the Company or any Subsidiary or any other Contract relating to disposition, voting or dividends with respect to any equity securities of the Company or of any Subsidiary. All dividends on the Company Common Stock that have been declared or have accrued prior to the date of this Agreement have been paid in full.

(c) Each outstanding share of capital stock or other equity interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and, except as set forth in Section 3.03(c) of the Company Disclosure Schedule, each such share or other equity interest is owned by the Company or another Subsidiary free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever.

(d) Except as set forth in Section 3.03(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any outstanding indebtedness for borrowed money.

SECTION 3.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of a majority of the combined voting power of the outstanding shares of Company Common Stock entitled to vote thereon and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity now or hereafter in effect.

SECTION 3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws (or similar organizational documents) of the Company or any Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(a) have been obtained and that all filings and other actions described in Section 3.05(a) have been made or taken, conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, judgment, injunction, decree or other order (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in Section 3.05(a) of the Company Disclosure Schedule, result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a material loss of a material benefit under, give rise to any right or obligation under, give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract (written or oral), agreement, lease, license, permit, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected.

(b) Except as set forth in Section 3.05(a) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any supranational, national, provincial, federal, state or local government, regulatory or administrative authority, or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (iii) any filings required under the rules and regulations of the NASDAQ Stock Market, Inc. (the “NASDAQ”), (iv) the filing and recordation of (A) appropriate merger documents as required by the DGCL and (B) appropriate documents with the relevant authorities of other states in which the Company or any Subsidiary is qualified to do business, and (v) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

SECTION 3.06 Permits; Compliance. Each of the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each such entity to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect. Each of the Company and each Subsidiary is in compliance with, and since January 1, 2002 has been or has taken any necessary steps to become in compliance with, (a) except as set forth in Section 3.06 of the Company Disclosure Schedule, any Law applicable to such entity or by which any property or asset of such entity is bound or affected (including, without limitation, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)), and (b) any Contract or Company Permit to which such entity is a party or by which such entity or any property or asset of such entity is bound, except, with respect to clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect. To the extent that any correctional, rehabilitative, educational, detention or other similar facility (each, a “Facility”) operated or otherwise managed by the Company is required to comply with the requirements for accreditation by and the standards of, the American Correctional Association and the Joint Commission on the Accreditation of Health Organizations (collectively, “Accreditation Requirements”), such Facility, is, and has been, in compliance with, and has taken any necessary steps to become in compliance with, the Accreditation Requirements and all notices, reports, documents and other information required to be filed under any Accreditation Requirements were properly filed and were in compliance with such Accreditation Requirements.

SECTION 3.07 Company SEC Reports; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, the “SEC Reports”). The SEC Reports (i) complied in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (including any financial statements or other documentation incorporated by reference therein). No Subsidiary is required to file any form, report or other document with the SEC. There has been no correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries, on the other hand, since January 1, 2002 through the date of this Agreement. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, when filed, complied in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, was prepared in accordance with

United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K or any successor forms under the Exchange Act) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments none of which, individually or in the aggregate, has had or could have a Company Material Adverse Effect). All of the Subsidiaries are consolidated for accounting purposes.

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at March 31, 2005 (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred (i) in connection with the Transactions, or (ii) in the ordinary course of business and in a manner consistent with past practice since March 31, 2005 that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company has made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Contracts which previously have been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(e) Neither the Company nor any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC that have not been so disclosed.

SECTION 3.08 Information Supplied. None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

SECTION 3.09 Absence of Certain Changes or Events. Since December 31, 2004, there has not been any event, circumstance, change, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. Except as expressly disclosed in the SEC Reports filed since December 31, 2004 or as otherwise expressly contemplated by this Agreement, since December 31, 2004, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice, and (b) neither the Company nor any Subsidiary has:

(i) amended or otherwise changed its Certificate of Incorporation or Bylaws or similar organizational documents;

(ii) declared, set aside, made or paid any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iii) reclassified, combined, split, subdivided or redeemed, or purchased or otherwise acquired, directly or indirectly, any of its capital stock;

(iv) except as set forth in Section 3.09(iv) of the Company Disclosure Schedule, increased the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and in a manner consistent with past practice, or granted any severance or termination pay to, or entered into any employment, bonus, change of control or severance agreement with, any director or officer or, except in the ordinary course of business in a manner consistent with past practice, any other employee of the Company or of any Subsidiary;

(v) suffered any damage, destruction or loss (whether or not covered by insurance), other than in the ordinary course of business, that has had a Company Material Adverse Effect;

(vi) made any change in financial or Tax accounting methods or practices materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP;

(vii) except as set forth in Section 3.09(vii) of the Company Disclosure Schedule, made any acquisition or disposition of any real property;

(viii) made any material Tax election or settled or compromised any material United States federal, state or local income Tax liability; or

(ix) announced an intention, entered into any formal or informal agreement or otherwise made a commitment, to do any of the foregoing.

SECTION 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority or arbitrator that would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Schedule, as of the date of this Agreement, no officer or director of the Company is a defendant in any Action in connection with his status as an officer or director of the Company or any Subsidiary. Other than pursuant to Certificates of Incorporation, Bylaws or other organizational documents or any insurance policy for the benefit of directors or officers as set forth in Section 3.18 of the Company Disclosure Schedule, no Contract between the Company or any Subsidiary and any current or former director or officer exists that provides for indemnification. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, consultant, officer or director of the Company or any Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan and has made available to Parent a true and complete copy of (where applicable) (A) each trust or funding arrangement prepared in connection with each such Plan, (B) the two most recently filed annual reports on Internal Revenue Service (“IRS”) Form 5500, (C) the most recently received IRS determination letter for each such Plan, (D) the two most recently prepared actuarial reports and financial statements in connection with each such Plan, and (E) the most recent summary plan description and any material written communications (or a description of any material oral communications) by the Company or the Subsidiaries to any current or former employees, consultants, or directors of the Company or any Subsidiary concerning the extent of the benefits provided under a Plan.

(b) Neither the Company nor any Subsidiary has now or at any time contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except for the Company Stock Option Plans and as set forth in Section 3.11(b) of the Company Disclosure Schedule, no Plan exists that could result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any current or former employee of the Company or any Subsidiary as a result of the consummation of the Transactions (whether alone or in connection with any subsequent event). There is no contract, plan or arrangement (written or otherwise) covering any current or former employee of the Company or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the United States Internal Revenue Code of 1986, as amended (the “Code”).

(c) With respect to the Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any Subsidiary could be subject to any actual or contingent liability under the terms of such Plan or any applicable Law.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or prototype opinion letter from the IRS, covering all of the provisions applicable to the Plan for which determination letters or prototype opinion letters are currently available, stating that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to result in the revocation of such exemption.

(e) (i) Each Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable Laws, and (ii) no Plan provides retiree welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code.

(f) With respect to any Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, (ii) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions, and (iii) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or other Governmental Authority is pending, in progress or, to the knowledge of the Company, threatened that could reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.12 Labor and Employment Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees, and (ii) as of the date of this Agreement, there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary. As of the date of this Agreement, there is no strike, controversy, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threatened in writing, by or with respect to any employees of the Company or any Subsidiary.

SECTION 3.13 Real Property; Title to Assets.

(a) Section 3.13(a) of the Company Disclosure Schedule lists each parcel of real property (including submerged land) currently owned by the Company or any Subsidiary and sets forth the Company or the applicable Subsidiary owning such properties (collectively, the “Owned Real Properties”). The Company or the applicable Subsidiary set forth on Section 3.13(a) of the Company Disclosure Schedule owns fee simple title to the Owned Real Properties, free and clear of all mortgages, pledges, liens, restrictions, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer (collectively, “Liens”), other than (i) as set forth in Section 3.13(a) of the Company Disclosure Schedule, (ii) Liens for current taxes and assessments not yet due and payable, (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress, and (iv) to the extent such Liens would not reasonably be expected to have a Company Material Adverse Effect, (A) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (B) all matters of record, and (C) all Liens and other imperfections of title and encumbrances that are typical for the applicable property type and locality and which would not reasonably be expected to materially interfere with the conduct of the business of the Company (collectively, “Permitted Liens”). None of the Properties is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Subsidiary has violated any material covenants, conditions or restrictions affecting any Properties (as defined below) which violations would have a Company Material Adverse Effect.

(b) Section 3.13(b) of the Company Disclosure Schedule lists each parcel of real property (including submerged land) currently leased or subleased by or to the Company or any Subsidiary (collectively, the “Leased Properties”; the Leased Properties, together with the Owned Real Properties, collectively, the “Properties”) and sets forth the Company or the Subsidiary holding such leasehold interest, the name of the lessor and the lessee, whether such leasehold interest relates to a Facility operated or managed by the Company, and the date of the lease, sublease, assignment of the lease, any guaranty given or leasing commissions remaining payable by the Company or any Subsidiary in connection therewith, and each material amendment to any of the foregoing (collectively, the “Lease Documents”). The Company or the applicable Subsidiary set forth on Section 3.13(b) of the Company Disclosure Schedule owns a valid leasehold interest in the Leased Properties, free and clear of all Liens other than Permitted Liens. True, correct and complete copies of all Lease Documents have been delivered to Parent. Each of the Lease Documents is valid, binding and in full force and effect as against the Company or the Subsidiaries and, to the Company’s knowledge, as against the other party thereto. Except as set forth in Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received written notice under any of the Lease Documents of any default which has not been cured to the satisfaction of the other party thereto, and, to the Company’s knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material default by the Company or the applicable Subsidiaries.

(c) There are no latent defects or adverse physical conditions affecting any Property or the improvements thereon, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

(d) Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, valid policies of title insurance or title commitments for which premiums have been paid (collectively, the “Title Policies”) have been issued insuring the Company or the applicable Subsidiary’s fee simple or leasehold title to the Properties owned or ground leased by the Company or the applicable Subsidiaries in amounts at least equal to the purchase price thereof paid by the Company or the applicable Subsidiary, subject only to Permitted Liens. No claim has been made against any Title Policies. The Company and the Subsidiaries have not received any written notice and are not otherwise aware that the Title Policies are not in full force and effect.

(e) As of the date hereof, the Company has no Properties under construction.

(f) Except as set forth in Section 3.13(f) of the Company Disclosure Schedule, the Company or the Subsidiaries own all material furniture, fixtures, equipment, operating supplies and other personal property (the “Personal Property”) necessary for the operation of each Property, free and clear of all Liens.

(g) There are no violations of any zoning, land use, handicap access or building codes and regulations applicable to any Property or the use and occupancy thereof, other than those that would not have a Company Material Adverse Effect.

SECTION 3.14 Intellectual Property.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary that the conduct of the business of the Company and the Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party; (ii) with respect to each item of Intellectual Property that is owned by the Company or a Subsidiary (“Owned Intellectual Property”), the Company or a Subsidiary is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business; (iii) with respect to each item of Intellectual Property that is licensed to or otherwise held or used by the Company or a Subsidiary (“Licensed Intellectual Property”), the Company or a Subsidiary has the right to use such Licensed Intellectual Property in the continued operation of its respective business in accordance with the terms of the license agreement governing such Licensed Intellectual Property; (iv) none of the Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part and, to the knowledge of the Company, the Owned Intellectual Property is valid and enforceable; (v) to the knowledge of the Company, no person is engaging in any activity that infringes upon the Owned Intellectual Property; (vi) to the knowledge of the Company, each license of the Licensed Intellectual Property is valid and enforceable, is binding on all parties to such license, and is in full force and effect; (vii) to the knowledge of the Company, no party to any license of the Licensed Intellectual Property is in breach thereof or default thereunder; (viii) the Company has taken all reasonable actions (including executing non-disclosure and intellectual property assignment agreements) to protect, preserve and maintain the Owned Intellectual Property; and (ix) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company’s rights with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

(b) For purposes of this Agreement, “Intellectual Property” means (i) United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof and (iv) confidential and proprietary information, including trade secrets and know-how.

SECTION 3.15 Taxes.

(a) The Company and the Subsidiaries (i) have timely filed or caused to be filed or will timely file or cause to be filed (taking into account any extension of time to file granted or obtained) all material Tax Returns required to be filed by them, and all such filed Tax Returns are true, correct and complete in all material respects; and (ii) have timely paid or will timely pay all material amounts of Taxes due and payable except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. All material amounts of Taxes required to have been withheld by or with respect to the Company and the Subsidiaries have been or will be timely withheld and remitted to the applicable Tax authority.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of any Tax or Tax matter of the Company or any Subsidiary. No deficiency for any material amount of Tax has been asserted or assessed by any Tax authority in writing against the Company or any Subsidiary, which deficiency has not been satisfied by payment, settled or been withdrawn or contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no Tax liens on any assets of the Company or any Subsidiary (other than any liens for Taxes not yet due and payable for which adequate reserves have been made in accordance with GAAP or for Taxes being contested in good faith). Neither the Company nor any Subsidiary is subject to any accumulated earnings Tax or personal holding company Tax.

(c) Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has made or is obligated to make any payment that would not be deductible pursuant to Section 162(m) or 280G of the Code.

(d) There are no pending or, to the knowledge of the Company, potential claims for indemnity (other than customary indemnity under credit or any other agreements or arrangements) against the Company or any Subsidiary (other than against each other) under any indemnification, allocation or sharing agreement with respect to income Taxes.

(e) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(f) No claim is pending by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Tax by such jurisdiction.

(g) The Company and the Subsidiaries have not participated in any reportable transactions as contemplated in Treasury Regulation 1.6011-4.

(h) There are no proposed reassessments of any property owned by the Company and the Subsidiaries that could result in a material increase in the amount of any Tax to which the Company or any such Subsidiary would be subject.

(i) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income as a result of any (1) adjustment pursuant to Section 481 of the Code, the regulations thereunder or any similar provision under state or local Law, (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (3) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (4) installment sale or open transaction disposition made on or prior to the Closing, or (5) prepaid amount received on or prior to the Closing.

(j) Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.

(k) For purposes of this Agreement:

(i) “Tax” or “Taxes” shall mean any and all federal, state, local and foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental or Tax authority.

(ii) “Tax Returns” means any and all returns, declarations, claims for refund, or information returns or statements, reports and forms relating to Taxes filed with any Tax authority (including any schedule or attachment thereto) with respect to the Company or the Subsidiaries, including any amendment thereof.

SECTION 3.16 Environmental Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) none of the Company or any of the Subsidiaries has violated, or is in violation of, any Environmental Law; (ii) to the knowledge of the Company, there is and has been no presence, release or threat of release of Hazardous Substances at, on, under or affecting (A) any of the properties currently owned, leased or operated by the Company or any of the Subsidiaries or, during the period of the Company’s or the Subsidiaries’ ownership, lease or operation thereof, formerly owned, leased or operated by the Company or any of the Subsidiaries, or (B) any location at which Hazardous Substances are present for which the Company or any of the Subsidiaries is or is allegedly liable, under conditions in the case of either clauses (A) or (B) that would reasonably be expected to result in a liability or obligation to the Company or any of the Subsidiaries, or, as the Company and the Subsidiaries are currently operated, adversely affect the revenues of the Company or any of the Subsidiaries; (iii) the Company and the Subsidiaries have obtained and are and have been in compliance with all, and have not violated any, required Environmental Permits; (iv) there are no written claims pending or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries alleging violations of or liability or obligations under any Environmental Law or otherwise concerning the presence or release of Hazardous Substances; and (v) none of the Company or any of the Subsidiaries has received any written notice of, is a party to, or, to the knowledge of the Company, is reasonably likely to be affected by any proceedings, any investigations or any agreements concerning such matters. The Company has provided to Parent a copy of all material studies, audits, assessments or investigations concerning compliance with, or liability or obligations under, any Environmental Law affecting the Company or any Subsidiary that is in the possession or, to the knowledge of the Company, control of the Company or any Subsidiary.

(b) For purposes of this Agreement:

(i) “Environmental Laws” means any Laws (including common law) of the United States federal, state, local, non United States, or any other Governmental Authority, relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment or human health and safety as affected by Hazardous Substances or materials containing Hazardous Substances.

(ii) “Environmental Permits” means any permit, license registration, approval, notification or any other authorization pursuant to Environmental Law.

(iii) “Hazardous Substances” means (A) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants in or regulated under the following United States federal statutes and any analogous state statutes, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) polychlorinated biphenyls, asbestos, molds that could reasonably be expected to adversely affect human health, urea formaldehyde foam insulation and radon; and (E) any substance, material or waste regulated by any Governmental Authority pursuant to, or that would reasonably be expected to result in liability under, any Law in addition to those identified in (A) above the primary purpose of which is the protection of the environment or human health and safety as affected by environmental media.

SECTION 3.17 Material Contracts.

(a) Section 3.17(a) of the Company Disclosure Schedule contains a list of the following Contracts to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets are bound or affected as of the date hereof:

(i) any lease of real or personal property providing for annual rentals of $25,000 or more;

(ii) any Contract (A) pursuant to which the Company or any Subsidiary manages or operates a Facility, or (B) which provides for the placement, housing or detention of inmates, detainees, juveniles or other individuals in any Facility;

(iii) any Contract for the purchase of materials, supplies, goods, services, equipment or other assets that is not terminable without material penalty on 90 days notice by the Company or the Subsidiaries and that provides for or is reasonably likely to require (A) annual payments from the Company and the Subsidiaries of $50,000 or more, (B) aggregate payments from the Company and/or the Subsidiaries of $100,000 or more, (C) annual payments to the Company and the Subsidiaries of $250,000 or more, or (D) aggregate payments to the Company and the Subsidiaries of $500,000 or more (other than Contracts referenced in clause (ii) of this Section 3.17(a));

(iv) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(v) any Contract (other than among consolidated Subsidiaries) under which Indebtedness is outstanding or may be incurred or pursuant to which any property or asset is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of Indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Property (except, with respect to the transfer of Leased Properties, restrictions contained in the Lease Documents). “Indebtedness” means (A) indebtedness for borrowed money (excluding any interest thereon), secured or unsecured, (B) obligations under conditional sale or other title retention Contracts relating to purchased property, (C) capitalized lease obligations, (D) obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (E) any obligations consolidated on the financial statements of the Company pursuant to Financial Accounting Standards Board Interpretation No. 46(R), and (F) guarantees of any of the foregoing of any other person;

(vi) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(vii) any Contract that purports to limit the right of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) to compete with any person or operate in any location, or (C) to acquire equity securities of any person;

(viii) any Contract to which the Company or any of its Subsidiaries has continuing indemnification obligations or potential liability under any purchase price adjustment;

(ix) any Contract providing for the sale or exchange of, or option to sell or exchange, any Property, or for the purchase or exchange of, or option to purchase or exchange, any real estate;

(x) any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (ix) of this Section 3.17(a)) or capital stock or other equity interests of another person for aggregate consideration in excess of $100,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(xi) any Contract (other than Contracts referenced in clauses (i) and (ii) of this Section 3.17(a)) pursuant to which the Company or any of the Subsidiaries manages any real property;

(xii) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Properties, under which the Company or any of the Subsidiaries has, or expects to incur, an obligation in excess of $100,000 in the aggregate;

(xiii) any advertising or other promotional Contract providing for payment by the Company or any Subsidiary of $50,000 or more;

(xiv) any license, royalty or other Contract concerning Intellectual Property which is material to the Company and the Subsidiaries; and

(xv) any Contract (other than Contracts referenced in clauses (i) through (xiv) of this Section 3.17(a)) which by its terms is likely to involve payment or receipt of consideration over the remaining term of such Contract in excess of $500,000 in the aggregate, or which is otherwise material to the business of the Company and its Subsidiaries, taken as a whole.

(the Contracts described in clauses (i) through (xv) and those required to be identified in Sections 3.11(a) and 3.13(b) of the Company Disclosure Schedule and as referenced in Section 3.17(c), in each case together with all exhibits and schedules thereto being, the “Material Contracts”).

(b) Except as would not have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company or any of the Subsidiaries have received any claim of default under any Material Contract, and (iii) to the Company’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect. The Company has made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

(c) Except as disclosed in the Company’s proxy statement for its 2005 annual meeting of stockholders filed with the SEC, or as were not required to be disclosed therein under the Exchange Act or would not be required to be disclosed in the Company’s succeeding proxy statement under the Exchange Act, there are no Contracts or transactions between the Company or any Subsidiary, on the one hand, and any (i) officer or director of the Company or any Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company, or (iii) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner, on the other hand, except those of a type available to employees generally.

SECTION 3.18 Insurance. Section 3.18 of the Company Disclosure Schedule sets forth a complete and correct list of all current material insurance policies owned or held by the Company and each Subsidiary, true and complete copies of which have been made available to Parent. With respect to each such insurance policy, except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (d) no notice of cancellation or termination has been received; and (e) the policy is sufficient for compliance with all requirements of Law and of all Contracts to which the Company or the Subsidiaries are parties or otherwise bound.

SECTION 3.19 Board Approval; State Antitakeover Statutes and Company Rights Agreement; Vote Required.

(a) The Company Board, by resolutions duly adopted at a meeting duly called and held, has duly (i) approved this Agreement, (ii) determined that the Merger Consideration is fair to the Company’s stockholders, (iii) directed that this Agreement be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting, and (iv) recommended that the stockholders of the Company adopt this Agreement (collectively, the “Company Board Recommendation”).

(b) Each of the Company, the Company Board and the Special Committee has taken all actions necessary to ensure that (i) no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (including Section 203 of the DGCL) applicable to the Company shall be applicable to this Agreement, the Merger or the other Transactions contemplated by the Agreement, and (ii) the Company Rights Agreement shall not apply to Parent or Merger Sub, or to this Agreement, the Merger and the other Transactions.

(c) The only vote of the holders of any class or series of capital stock or other securities of the Company necessary to approve this Agreement, the Merger and the other Transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (the “Stockholder Approval”).

SECTION 3.20 Interested Party Transactions. Between the date of the Company’s proxy statement for its 2005 annual meeting of stockholders filed with the SEC and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Except as described in the Company’s proxy statement for its 2005 annual meeting of stockholders filed with the SEC, no director, executive officer or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (ii) participating in any material transaction to which the Company or any of its Subsidiaries is a party, or (iii) otherwise a party to any Company Material Contract, arrangement or understanding with the Company or any of its Subsidiaries, other than with respect to at-will employment arrangements, written employment arrangements or Plans, all as described in the Schedules hereto.

SECTION 3.21 Corrupt Gifts and Payments. Except as set forth in Section 3.21 of the Company Disclosure Schedule, none of the Company, any Subsidiary, or any director, officer, employee or other person associated with or acting on behalf of the Company or any Subsidiary, has (i) used any Company or Subsidiary funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any governmental official or employee from any Company or Subsidiary funds, or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

SECTION 3.22 Opinion of Financial Advisor. The Special Committee has received the written opinion of Jefferies & Company, Inc. to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders. An executed copy of such opinion is being delivered to Parent simultaneously with the execution of this Agreement.

SECTION 3.23 Brokers. No broker, finder or investment banker (other than Jefferies & Company, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a complete and correct copy of any Contract between the Company and Jefferies & Company, Inc. pursuant to which Jefferies & Company, Inc. could be entitled to any payment from the Company relating to the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 4.01 Corporate Organization. Each of Parent and Merger Sub is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

SECTION 4.02 Certificate of Incorporation and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

SECTION 4.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity now or hereafter in effect.

SECTION 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and other actions described in Section 4.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) except as set forth in Section 4.04(a)(iii) of the Parent Disclosure Schedule, result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, (ii) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), (iii) the filing and recordation of (A) appropriate merger documents as required by the DGCL and (B) appropriate documents with the relevant authorities of other states in which the Company or any of the Subsidiaries is qualified to do business, (iv) the notification requirements of the HSR Act, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement.

SECTION 4.05 Information Supplied. None of the information supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

SECTION 4.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of the officers of Parent, threatened, against Parent or any of its affiliates before any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions. As of the date of this Agreement, neither Parent nor any of its affiliates is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the officers of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of any of the Transactions.

SECTION 4.07 Operations of Merger Sub. Merger Sub is a direct, wholly owned subsidiary of Parent, has been used by Parent for the purpose of engaging in the Transactions, and has conducted its operations only as contemplated by this Agreement.

SECTION 4.08 Brokers. Except for fees and commissions payable by Buyer to Lehman Brothers, Parent’s financial adviser with respect to the Transactions, the Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.09 Financing. Immediately prior to the Effective Time, Parent will have sufficient cash available to it to pay the Merger Consideration and to consummate the Transactions.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.01 Conduct of Business by the Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as expressly contemplated by this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action without the prior written consent of Parent, except in the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with applicable Law, and the Company shall, and shall cause each of the Subsidiaries to, use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to preserve the assets and properties of the Company and the Subsidiaries in good repair and condition, to maintain and protect rights in material Intellectual Property used in the business of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has material business relations, in each case in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or as set forth in Section 5.01 of the Company Disclosure Schedule, the Company agrees that neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Certificate of Incorporation, Bylaws or other similar organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, or otherwise subject to any Lien, or authorize such issuance, sale, pledge, disposition, grant or encumbrance of or subjection to such Lien, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date of this Agreement and granted under Company Stock Option Plans as in effect on the date of this Agreement in the ordinary course of business and in a manner consistent with past practice), or (ii) any Properties or other assets of the Company or any Subsidiary, except assets (other than Properties) that are not material in the ordinary course of business and in a manner consistent with past practice, other than pursuant to the Contracts for sale set forth in Section 5.01(b) of the Company Disclosure Schedule;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any Subsidiary only to the Company or any direct or indirect wholly owned Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of the Company or any Subsidiary;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization (or any division thereof) or any property or asset, except assets (other than real property) in the ordinary course of business and in a manner consistent with past practice, and other assets (other than real property) that do not exceed $200,000 in the aggregate; (ii) except as set forth in Section 6.08 of the Company Disclosure Schedule, authorize, or make any commitment with respect to, any capital expenditure, other than (A) maintenance expenditures at existing Properties in the ordinary course of business and consistent with past practice (provided that the Company shall provide Parent notice if it intends to make any maintenance expenditures with respect to Properties related to, or held for use by, the Company’s Juvenile Business Division (the “Juvenile Business” in excess of $25,000)), and (B) any expenditures in connection with the completion or development of the Facilities set forth on Section 6.08 of the Company Disclosure Schedule, up to the amount set forth in such Section for the applicable period; (iii) acquire, enter into or extend any option to acquire, or exercise an option to acquire, real property or commence construction of, or enter into any Contract to develop or construct, other real estate projects, other than in connection with the continued development of the Facilities set forth in Section 6.08 of the Company Disclosure Schedule and as set forth in Section 5.01(e) of the Company Disclosure Schedule; (iv) enter into any new line of business; (v) make any investments in persons other than existing Subsidiaries; or (vi) make any investments in the Juvenile Business, except for such investments in the ordinary course of business and in a manner consistent with past practice or as required by an existing Contract;

(f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers or employees, except for increases in compensation in the ordinary course of business and in a manner consistent with past practice; (ii) except as set forth on Section 5.01(f) of the Company Disclosure Schedule, grant any retention, severance or termination pay to, or enter into any employment, bonus, change of control or severance agreement with, any current or former director, officer or other employee of the Company or of any Subsidiary; (iii) establish, adopt, enter into, terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by Law; (iv) loan or advance any money or other property to any current or former director, officer or employee of the Company or the Subsidiaries; or (v) grant any equity or equity based awards (provided that equity awards may be transferred in accordance with the terms of the applicable plan document or agreement);

(g) change any of the material accounting policies, practices or procedures used by the Company and its Subsidiaries as of the date hereof, except as may be required or permitted as a result of a change in applicable Law or in United States GAAP;

(h) make any change (or file for such change) in any method of Tax accounting;

(i) make, change or rescind any material Tax election, file any amended Tax Return, except as required by applicable Law, enter into any closing agreement relating to Taxes, waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business) or settle or compromise any material United States federal, state or local income Tax liability, audit, claim or assessment, or surrender any right to claim for a Tax Refund;

(j) pay, discharge, waive, settle or satisfy any claim, liability or obligation that is not an Action, other than the payment, discharge, waiver, settlement or satisfaction, in the ordinary course of business and consistent with past practice;

(k) waive, release, assign, settle or compromise any pending or threatened Action (i) requiring payment by the Company or any Subsidiary in excess of $100,000 individually or $250,000 in the aggregate, unless such payments are fully covered by the Company’s or such Subsidiary’s insurance policies, (ii) set forth on Section 5.01(k)(ii) of the Company Disclosure Schedule, or (iii) that is brought by any current, former or purported holder of any securities of the Company in its capacity as such and that (A) requires any payment to such security holder by the Company or any Subsidiary, or (B) adversely affects in any material respect the ability of the Company and the Subsidiaries to conduct their business in a manner consistent with past practice;

(l) (i) enter into, materially amend or modify, or consent to the termination of (other than a termination in accordance with its terms) any Material Contract, or (ii) amend, waive, modify or consent to the termination of (other than a termination in accordance with its terms) the Company’s or any Subsidiary’s rights thereunder;

(m) make any expenditure in connection with any advertising or marketing, other than in the ordinary course of business and in a manner consistent with past practice;

(n) fail to maintain in full force and effect the existing insurance policies covering the Company and the Subsidiaries and their respective properties, assets and businesses;

(o) except as set forth in Section 5.01(o) of the Company Disclosure Schedule and as required by Section 6.07 hereof, enter into, amend, modify or consent to the termination of any Contract that would be a Material Contract or transaction that would be required to be set forth in a schedule to Section 3.17(c) if in effect on the date of this Agreement;

(p) except as set forth in Section 5.01(p) of the Company Disclosure Schedule, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988;

(q) permit any Subsidiary to own any real property or conduct any business other than currently owned or conducted by such Subsidiary;

(r) initiate or consent to any material zoning reclassification of any Owned Real Property or any material change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting any Owned Real Property;

(s) repurchase, repay or incur any Indebtedness (other than in connection with letters of credit and borrowings for working capital purposes, in each case, in the ordinary course of business consistent with past practice), or issue any debt securities or assume or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets;

(t) amend, modify or waive any term of any outstanding security of the Company or any of its Subsidiaries, except (i) as required by this Agreement, (ii) in connection with accelerating the vesting schedules of the Company Stock Options to the extent required by the Company Stock Option Plans or the agreements pursuant to which such Company Stock Options were granted, and (iii) in connection with terminating the Company Stock Options and the Company Stock Option Plans;

(u) fail to (i) maintain any material real property to which the Company and any of its Subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property, and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;

(v) enter into, or amend, any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law;

(w) adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries other than as contemplated hereunder;

(x) take, or agree or commit to take, any action that would, or would reasonably be expected to, result in a Company Material Adverse Effect at, or as of any time prior to, the Effective Time or result in any of the conditions to the Merger set forth in Article VII not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such Company Material Adverse Effect as of such time or to prevent any such condition from not being satisfied;

(y) engage in any action with the intent, directly or indirectly, to adversely affect the Transactions;

(z) except as otherwise contemplated herein, grant any waiver to any party with respect to the Company Rights Agreement, or any applicable state anti-takeover statute, including Section 203 of the DGCL; or

(aa) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

SECTION 5.02 Conduct of Business by Parent and Merger Sub Pending the Merger. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, (a) take any action to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (b) take any action that would reasonably be likely to materially delay the consummation of the Transactions.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01 Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as practicable following the date of this Agreement (but in any event within 15 business days unless the parties shall otherwise agree), the Company shall prepare and file with the SEC the preliminary Proxy Statement. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the date of this Agreement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent an opportunity to review and comment on such document or response and shall include in such document or response comments reasonably proposed by Parent; provided, however, that in the event of a Change in Board Recommendation, the Company shall consider in good faith including in such document or response comments reasonably proposed by Parent.

(b) The Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”), as promptly as practicable after the date of this Agreement, for the purpose of obtaining the Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 8.01, the Company shall hold the Company Stockholders’ Meeting regardless of whether the Company Board has effected a Change in Board Recommendation. Subject to Section 6.03(c), the Company Board shall (i) recommend to holders of the Shares that they adopt this Agreement, (ii) include such recommendation in the Proxy Statement and (iii) use its reasonable best efforts to solicit and obtain the Stockholder Approval.

SECTION 6.02 Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or would be reasonably expected to violate any attorney-client privilege, from the date of this Agreement until the Effective Time, the Company shall (and shall cause the Subsidiaries to), at Parent’s expense: (i) provide to Parent and to the officers, directors, employees, accountants, consultants, legal counsel, financing sources, agents and other representatives (collectively, “Representatives”) of Parent reasonable access, during normal business hours and upon reasonable prior notice by Parent, to the officers, employees, agents, properties, offices and other facilities (including, but not limited to, the Facilities) of the Company and the Subsidiaries and to the books and records thereof, and (ii) furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request. Without limiting the foregoing, Parent and its Representatives (including its financing sources) shall have the right to conduct appraisal and environmental and engineering inspections of each of the Company’s properties, provided, however, that unless reasonably required by the financing sources of Parent, neither Parent nor its Representatives shall have the right to take and analyze any samples of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or to perform any invasive testing procedure on any building; and that any such taking and analyzing of samples or any such performance of invasive testing conducted pursuant to this Section 6.02 shall be reasonably acceptable to the Company, implemented in a manner that does not disrupt the operations of the Company or any of the Subsidiaries, paid for by Parent at Parent’s sole cost and expense and a copy of the results thereof delivered to the Company; and that Parent, at Parent’s sole cost and expense, shall return any site at which or from which, or that has otherwise been affected by, any taking and analyzing of samples or performance of invasive testing conducted pursuant to this Section 6.02, in all material respects, to the condition existing at such site prior to the taking and analyzing of samples or performance of invasive testing.

(b) All information obtained by Parent or its Representatives pursuant to this Section 6.02 shall be kept confidential in accordance with the confidentiality agreement, dated December 22, 2004 (the “Confidentiality Agreement”), between Parent and the Company.

(c) Any actions taken pursuant to this Section 6.02, and/or the failure to take any actions pursuant to this Section 6.02, shall not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

SECTION 6.03 No Solicitation of Transactions.

(a) The Company agrees that neither it nor any Subsidiary shall, nor shall it authorize or permit the Representatives of the Company or the Subsidiaries to, directly or indirectly, (i) solicit or initiate or knowingly encourage or otherwise knowingly facilitate (including by way of furnishing information) any inquiries or the implementation or submission of any Acquisition Proposal, or (ii) participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal; provided, however, that, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, nothing contained in this Agreement shall prevent the Company or the Special Committee from furnishing information to, or engaging in negotiations or discussions with, any person in connection with an unsolicited bona fide written Acquisition Proposal by such person, if and only to the extent that prior to taking such action (A) the Special Committee believes in good faith (after consultation with its advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal, and the Special Committee determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, and (B) the Special Committee receives from such person an executed confidentiality agreement, the terms of which are substantially similar to and no less favorable to the Company than those contained in the Confidentiality Agreement, and which shall include a standstill provision substantially similar to and no less favorable to the Company than that contained in the Confidentiality Agreement. Except as set forth in this Section 6.03, neither the Company nor any Subsidiary shall enter into any letter of intent, acquisition agreement or similar agreement with respect to an Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.03(a)).

(b) The Company shall notify Parent as promptly as practicable (and in any event within 48 hours) of the receipt by the Company or any of the Subsidiaries, or any of its or their respective Representatives, of any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, specifying the material terms and conditions thereof and the identity of the party making such proposal. The Company shall keep Parent reasonably informed of the status of any such discussions or negotiations and of any modifications to such inquiries, proposals or offers (the Company agreeing that it shall not, and shall cause the Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing such information to Parent). The Company agrees that neither it nor any Subsidiary shall terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of the Subsidiaries is a party and that it and the Subsidiaries shall enforce the provisions of any such agreement. The Company shall, and shall cause the Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof, shall take reasonable steps to inform its and the Subsidiaries’ Representatives of the obligations undertaken in this Section 6.03 and shall request that all confidential information previously furnished to any such third parties be returned promptly.

(c) Except as set forth in this Section 6.03, the Company Board (or any committee thereof) shall not, and shall not publicly propose to, (i) withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation of this Agreement, the Merger or the other Transactions by the Company Board, the Special Committee, or any other committee of the Company Board; (ii) approve or recommend any Acquisition Proposal; or (iii) approve any letter of intent, acquisition agreement or similar agreement with respect to any Acquisition Proposal (other than a confidentiality agreement referred to in this Section 6.03). Notwithstanding the foregoing, prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, (x) in response to the receipt of an unsolicited bona fide written Acquisition Proposal, if the Special Committee (A) determines in good faith (after consultation with its advisors) that such Acquisition Proposal is a Superior Proposal and (B) determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Special Committee may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, the Company Board may withdraw or modify the Company Board Recommendation or (y) other than in connection with an Acquisition Proposal, if the Special Committee determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company Board may withdraw or modify the Company Board Recommendation (either event described in the foregoing clauses (x) and (y), a “Change in Board Recommendation”).

(d) Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (or any committee thereof) determines in good faith (after consultation with its outside legal counsel) that it is required to do so under applicable Law; provided, however, that neither the Company nor the Company Board (nor any committee thereof) shall (i) recommend that the stockholders of the Company tender their Shares in connection with any such tender or exchange offer (or otherwise approve or recommend any Acquisition Proposal) or (ii) withdraw or modify the Company Board Recommendation, unless in the case of each of clause (d)(i) and (d)(ii) hereof, the requirements of Section 6.03(c) shall have been satisfied.

(e) The Company shall not take any action to exempt any person other than Parent and Merger Sub from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision) or otherwise cause such restrictions not to apply, unless the requirements of Section 6.03(c) shall have been satisfied.

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer (including any proposal from or to the Company’s stockholders) from any person other than Parent or Merger Sub relating to (1) any direct or indirect acquisition of (A) more than 20% of the assets of the Company and its consolidated Subsidiaries, taken as a whole or (B) more than 20% of any class of equity securities of the Company; (2) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (3) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company.

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of Section 6.03(a) that (1) relates to more than 50% of the outstanding Shares or all or substantially all of the assets of the Company and the Subsidiaries taken as a whole, (2) is on terms that the Special Committee determines in its good faith judgment (after consultation with its financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal) are more favorable to the Company’s stockholders (in their capacities as stockholders) from a financial point of view than this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto) and (3) which the Special Committee and the Company Board determines is reasonably capable of being consummated.

SECTION 6.04 Directors’ and Officers’ Indemnification and Insurance.

(a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or any of the Subsidiaries.

(b) After the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director and officer of the Company and each Subsidiary (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, occurring on or before the Effective Time, to the same extent as provided in the Certificate of Incorporation of the Company. In the event of any such claim, action, suit, proceeding or investigation, (i) Parent or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Surviving Corporation, promptly after statements therefor are received (provided the applicable Indemnified Party provides an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Party is not entitled to indemnification) and (ii) the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without the Surviving Corporation’s written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 6.04(b) to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single action except to the extent that two or more of such Indemnified Parties shall have conflicting interests in the outcome of such action.

(c) The Surviving Corporation shall either (i) cause to be obtained and maintained at the Effective Time “tail” insurance policies with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Effective Time; or (ii) if such tail coverage is not available, maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to Section 6.04(c)(i) more than six (6) times an amount equal to 100% of current annual premiums paid by the Company for directors’ and officers’ liability insurance or, pursuant to Section 6.04(c)(ii), more than 100% of current annual premiums paid by the Company for such insurance; provided, however, that in the event of an expiration, termination or cancellation of such current directors’ and officers’ insurance policies, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum annual amount in aggregate annual premiums. The Company represents that such current annual premium amount is set forth in Section 6.04(c)(ii) of the Company Disclosure Schedule.

(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to or otherwise be bound by the obligations set forth in this Section 6.04.

(e) Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.04.

SECTION 6.05 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non occurrence, of any event the occurrence, or non occurrence, of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, in the case of representations or warranties not qualified by any “material” or “Company Material Adverse Effect” qualifier, or in any respect, in the case of representations or warranties qualified by the “material” or “Company Material Adverse Effect” qualifier, and (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. In addition, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of any notice or other communication (i) from any person and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives alleging that the consent of such person is or may be required in connection with this Agreement or the Transactions, (ii) from any Governmental Authority and the response thereto of the Company or the Subsidiaries or Parent, as the case may be, or its or their Representatives in connection with this Agreement or the Transactions, and (iii) except in the event the Company Board shall have effected a Change of Board Recommendation, from or to the SEC.

SECTION 6.06 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, and (ii) obtain from Governmental Authorities and third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement.

(b) As soon as practicable after the date of this Agreement, each of the parties hereto agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act.

(c) Subject to appropriate confidentiality protections, each of Parent and the Company shall have the right to review and approve in advance drafts of all applications, notices, petitions, filings and other documents made or prepared in connection with the items described in clauses (a) and (b) above, which approval shall not be unreasonably withheld or delayed, shall cooperate with each other in connection with the making of all such filings, shall furnish to the other party such necessary information and assistance as such other party may reasonably request with respect to the foregoing and shall provide the other party with copies of all filings made by such party with any applicable Government Authority, and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions.

(d) Parent and Merger Sub agree to take whatever action as may be necessary or required by any Governmental Authority to resolve any objections asserted under the HSR Act or any other applicable federal or state antitrust, competition or fair trade Laws with respect to the Transactions (including, without limitation, agreeing to hold separate or to divest any of the businesses, products or assets of Parent, Merger Sub, the Company or any of their respective affiliates) or to avoid the entry of, or to effect the dissolution of, any non-appealable permanent injunction or other final judgment that has the effect of preventing the consummation of any of the Transactions; provided, however, that notwithstanding anything to the contrary in this Section 6.06(d), (i) neither Parent nor Merger Sub shall be required to divest (or to cause any Subsidiary to divest) any business, products or assets (1) which, individually or in the aggregate, account at the time of such divestiture for more than either $25 million of the consolidated gross revenues of Parent or $50 million of the consolidated gross assets of Parent, and (2) unless, in connection with any such divestiture, Parent, Merger Sub, the Company or any of their respective affiliates, as the case may be, receives reasonable compensation therefor (each, a “Prohibited Divestiture”), or (B) take or agree to take any other action that would reasonably be expected to have a material adverse effect on the Parent, the Company and their respective subsidiaries, on a combined basis, after the Effective Time, and (ii) Parent shall be entitled to terminate this Agreement pursuant to Section 8.01(i) in the event that a Governmental Authority requires Parent or Merger Sub to make a Prohibited Divestiture in connection with the consummation of the Transactions.

(e) Merger Sub, the Company, and Parent shall use their respective reasonable best efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the Transactions, (ii) disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to the Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and Parent and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. In addition, at the request of Parent, the Company shall use its reasonable best efforts to assist Parent in obtaining (A) any estoppel certificates from any ground lessor under the ground leases underlying the Leased Properties, and (B) customary “comfort” letters from any franchisors or licensors under any franchise or license agreements to which the Company or any Subsidiary is a party.

(f) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any person (other than a Governmental Authority) with respect to the Merger or any other Transaction, (i) without the prior written consent of Parent which shall not be unreasonably withheld, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person and (ii) none of Parent, Merger Sub or their respective affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

(g) Each of the Company and its Subsidiaries will, and will cause each of its Representatives to, use its reasonable efforts, subject to applicable Laws, to cooperate with and assist Parent and Merger Sub in connection with planning the integration of the Company and its Subsidiaries and their respective employees with the business operations of Parent and its Subsidiaries.

SECTION 6.07 Certain Actions With Respect to Contracts.

(a) Between the date of this Agreement and the Effective Time, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause the Contract set forth in Section 6.07(a) of the Company Disclosure Schedule to be terminated on October 14, 2005, and renewed in the name of Youth Services International, Inc. for an additional term not to exceed one year.

(b) The Company shall not renew or extend the Contract set forth in Section 6.07(b) of the Company Disclosure Schedule.

SECTION 6.08 Pending Projects. Section 6.08 of the Company Disclosure Schedule sets forth a comprehensive list of all business development opportunities with respect to which the Company or any Subsidiary has submitted a bid or received an award, in each case, for the management or operation of a Facility (collectively, the “Pending Projects”). Following the execution of this Agreement, the Company shall (a) fund all capital expenditures related to the development and construction of the Pending Projects, provided that such amount may not exceed $5 million in the aggregate, unless required by an existing Contract, without the prior written consent of Parent, (b) provide Parent with the opportunity to be present at and participate in all material discussions and negotiations with customers and other third parties regarding the Pending Projects (including, but not limited to, any such discussions or negotiations regarding the pricing, staffing, construction or financing of the Pending Projects), and (c) otherwise take any and all reasonable steps necessary to exercise the Company’s rights and fulfill the Company’s obligations related to the Pending Projects and to preserve their economic value to the Surviving Corporation.

SECTION 6.09 Obligations of Parent and Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Transactions on the terms and subject to the conditions set forth in this Agreement.

SECTION 6.10 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which shall have been agreed to by each of Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the requirements of the NYSE or NASDAQ, in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statements.

SECTION 6.11 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement. Each of Parent and the Surviving Corporation agrees to assume liability for and pay any sales, transfer, stamp, stock transfer, value added, use, real property transfer or gains and any similar Taxes, as well as any transfer, recording, registration and other fees that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions.

SECTION 6.12 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation effective as of the Effective Time, of those directors of the Company or any Subsidiary designated by Parent to the Company in writing at least 20 calendar days prior to the Closing.

SECTION 6.13 De-listing. As soon as practicable following the Effective Time, Parent and the Surviving Corporation shall use their reasonable best efforts to cause the Company Common Stock to no longer be quoted on the Nasdaq National Market System and to be de-registered under the Exchange Act. Nothing in this Section 6.13 shall be construed to prohibit Parent or any of its subsidiaries from having any securities issued by Parent or any of its subsidiaries from time to time after the Effective Time quoted on the Nasdaq National Market System or registered under the Exchange Act.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company’s Certificate of Incorporation.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) U.S. Antitrust Approvals and Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement not qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be accurate in all material respects, and (ii) the representations and warranties of the Company contained in this Agreement qualified by a “materiality” or “Company Material Adverse Effect” qualifier shall be accurate in all respects, in the case of both (i) and (ii) above, as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time or, to the extent representations and warranties speak as of an earlier date, as of such earlier date.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Dissenters. The holders of not more than ten percent (10%) of the outstanding Company Common Stock shall have demanded appraisal of their Company Common Stock in accordance with the DGCL.

(e) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date hereof.

(f) Consents. All consents, approvals or authorizations from the third parties set forth on Section 7.02(f) of the Company Disclosure Schedule, as agreed to by Parent and the Company, shall have been obtained.

(g) GECC Credit Facility. At or prior to the Effective Time, General Electric Capital Corporation (“GECC”), as lender under the Loan and Security Agreement, dated October 30, 2002, as amended (the “GECC Credit Facility”), by and among GECC, CSC and the other parties thereto, shall have provided the Company with (i) documentation reasonably satisfactory to Parent evidencing full release and discharge as of the Effective Time of each of CSC and the Subsidiaries from any and all obligations and liabilities under the GECC Credit Facility and all other documents arising or executed in connection therewith, including, but not limited to, any pledge of any equity interest in any Subsidiary as security under the GECC Credit Facility, any guaranty by any Subsidiary, and any lien upon any of the assets of CSC or any Subsidiary, (ii) UCC -3 termination statements evidencing the release of all liens upon the assets of CSC and any of the Subsidiaries, (iii) the original pledged stock or other pledges equity interest certificates of any of the Subsidiaries, and the original of any pledged debt instruments of CSC or any of the Subsidiaries, and (iv) the originals of all letters of credit issued pursuant to the GECC Credit Facility.

SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Sub contained in this Agreement that are not so qualified shall be true and correct in all material respects, (i) in each case as of the date of this Agreement and as of the Effective Time, as though made on and as of the Effective Time, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and (ii) in each case, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Sections 7.03(a) and 7.03(b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, notwithstanding any requisite adoption of this Agreement by the stockholders of the Company, and whether before or after the stockholders of the Company have approved this Agreement at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before December 1, 2005; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) or taken any other action (including the failure to have taken an action) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement, or if any such representation or warranty shall have become untrue or inaccurate, such that (i) the conditions set forth in Sections 7.02(a) or 7.02(b) (as the case may be) would not be capable of being satisfied, and (ii) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, has not been cured within 30 days after notice to the Company;

(e) by the Company, if the Company is not in material breach of its obligations under this Agreement, and if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement, or if any such representation or warranty shall have become untrue or inaccurate, such that (i) the conditions set forth in Sections 7.03(a) or 7.03(b) (as the case may be) would not be capable of being satisfied, and (ii) such breach or inaccuracy is not capable of being cured or, if reasonably capable of being cured, has not been cured within 30 days after notice to Parent;

(f) by either Parent or the Company if this Agreement shall fail to receive the Stockholder Approval at the Company Stockholders’ Meeting (including any adjournments or postponements thereof to any date prior to December 1, 2005);

(g) by Parent if the Company Board shall have (i) effected a Change of Board Recommendation or (ii) recommended or approved any Acquisition Proposal;

(h) by the Company at any time prior to the adoption of this Agreement by the Company’s stockholders at the Company Stockholders’ Meeting, if the Company Board (or the Special Committee) has determined in good faith (after consultation with its advisors), in the exercise of its fiduciary duties, that an unsolicited bona fide Acquisition Proposal is a Superior Proposal, but only (i) after providing written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company Board (or the Special Committee, as the case may be) has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, and (ii) if Parent does not, within three (3) business days of Parent’s receipt of the Notice of Superior Proposal, make an offer that the Company Board (or the Special Committee, as the case may be) determines, in its good faith judgment (after consultation with its advisors) to be at least as favorable to the Company’s stockholders as such Superior Proposal; provided that during such three business day period, the Company shall negotiate in good faith with Parent (to the extent Parent wishes to negotiate) to enable Parent to make such an offer; provided, however, that any such purported termination pursuant to this Section 8.01(h) shall be void and of no force or effect unless the Company concurrently with such termination pays to Parent the Company Termination Fee and the Termination Expenses in accordance with Section 8.03; and provided further that Parent and Merger Sub hereby acknowledge and agree that concurrently with such termination the Company may enter into a definitive agreement providing for implementation of such Superior Proposal; or

(i) by Parent, pursuant to Section 6.07(d), in the event that a Governmental Authority requires Parent or Merger Sub to make a Prohibited Divestiture in connection with the consummation of the Transactions.

SECTION 8.02 Effect of Termination. Except as otherwise provided in Section 8.02, Section 8.03 and Article IX (which shall survive any termination of this Agreement), in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto; provided, however, that in the event any party willfully breaches any of its representations, warranties, covenants or agreements as set forth in this Agreement, the non-breaching party shall be entitled to elect its damages under Section 8.03 or to pursue recovery of its actual damages hereunder.

SECTION 8.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated. “Expenses”, as used in this Agreement, shall include all reasonable out of pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the closing of the Merger and the other Transactions.

(b) The Company agrees that if this Agreement shall be terminated:

(i) by Parent pursuant to Section 8.01(d), then the Company shall pay Parent the Company Termination Fee and the Termination Expenses;

(ii) by Parent or the Company pursuant to Section 8.01(f), then the Company shall pay Parent the Termination Expenses and, further, if (A) at or prior to the Termination Date, an Acquisition Proposal shall have been publicly announced and (B) if, concurrently with such termination or within 9 months of the Termination Date, the Company enters into, or submits to the stockholders of the Company for adoption, an agreement with respect to an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date), or an Acquisition Proposal (which need not be the same Acquisition Proposal as the Acquisition Proposal described above that shall have been publicly announced at or prior to the Termination Date) is consummated, then the Company shall pay Parent the Company Termination Fee;

(iii) by Parent pursuant to Section 8.01(g), then the Company shall pay Parent the Company Termination Fee and the Termination Expenses; or

(iv) by the Company pursuant to Section 8.01(h), then the Company shall pay Parent the Company Termination Fee and the Termination Expenses.

(c) The Company Termination Fee shall be paid to Parent or its designee by the Company in immediately available funds (i) concurrently with and as a condition to the effectiveness of a termination of this Agreement pursuant to Section 8.01(d), 8.01(g) and/or Section 8.01(h) and (ii) within two business days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The

Termination Expenses shall be paid to Parent or its designee by the Company in immediately available funds within two business days after receipt by the Company of reasonable documentation with respect to such Expenses.

(d) (i) For purposes of this Section 8.03, Acquisition Proposal shall have the meaning assigned to such term in Section 6.03(f).

(ii) For purposes of this Agreement, “Company Termination Fee” means an amount equal to $1,750,000.

(iii) For purposes of this Agreement, “Termination Expenses” means an amount, not to exceed $1,250,000, equal to the reasonably documented Expenses of Parent and Merger Sub.

(e) Parent agrees that, if the Company shall terminate this Agreement pursuant to Section 8.01(e), then Parent shall pay to the Company a fee of $3,000,000 (the “Parent Termination Fee”) in immediately available funds no later than two business days after such termination by the Company.

(f) Each of the Company and Parent acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee or any Termination Expenses when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or the Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.03.

SECTION 8.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment shall be made except as allowed under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

if to Parent or Merger Sub:

The GEO Group, Inc.

621 NW 53rd Street, Suite 700

Boca Raton, Florida 33487

Facsimile No: (561) 893-0101

Attention:       John J. Bulfin, General Counsel

with a copy to (which shall not constitute notice):

Akerman Senterfitt

One Southeast Third Avenue, Suite 2800

Miami, Florida 33131

Facsimile No: (305) 374-5095

Attention:       Jose Gordo

       Stephen K. Roddenberry

if to the Company:

Correctional Services Corporation

1819 Main Street, Suite 1000

Sarasota, Florida 34236

Facsimile No: (941) 952-9198

Attention:       James F. Slattery, Chief Executive Officer

       Stuart M. Gerson, Chairman

with a copy to (which shall not constitute notice):

Epstein, Becker & Green

250 Park Avenue

New York, New York 10177

Facsimile No: (212) 669-0989

Attention:       Theodore L. Polin

       Sidney Todres

SECTION 9.03 Certain Definitions.

(a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge (after reasonable inquiry) of any executive officer of the Company.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries, and, without limiting the foregoing, includes any entity in respect of which such person, directly or indirectly, beneficially owns 50% or more of the voting securities or equity.

(b) When a reference is made in this Agreement to Sections, Schedules or Exhibits, such reference shall be to a Section, Schedule or Exhibit of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References to a person are also to its permitted successors and assigns. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

SECTION 9.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 9.05 Disclaimer of Other Representations and Warranties. Parent, Merger Sub and the Company each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Transactions, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Transactions and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in this Agreement.

SECTION 9.06 Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

SECTION 9.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 9.08 Remedies; Specific Performance.

(a) Notwithstanding anything to the contrary in this Agreement, except as otherwise set forth in Section 8.02 and Section 9.08(b), (i) the Company’s receipt of the Parent Termination Fee pursuant to Section 8.03 shall constitute liquidated damages and shall be the sole and exclusive remedy of the Company and the Subsidiaries for (A) any breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub, (B) any loss suffered as a result of the failure of the Merger and the other Transactions to be consummated, and/or (C) any other losses or damages incurred in connection with this Agreement, and upon payment of the Parent Termination Fee in accordance with Section 8.03, none of Parent or Merger Sub or any officers, directors, employees, agents, representatives or stockholders of Parent or Merger Sub, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, and (ii) Parent’s receipt of the Company Termination Fee and the Termination Expenses pursuant to Section 8.03 shall constitute liquidated damages and shall be the sole and exclusive remedy of Parent and Merger Sub for (A) any breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company, (B) any loss suffered as a result of the failure of the Merger and the other Transactions to be consummated, and/or (C) any other losses or damages incurred in connection with this Agreement, and upon payment of the Company Termination Fee and the Termination Expenses in accordance with Section 8.03, none of the Company or the Subsidiaries, or any officers, directors, employees, agents, representatives or stockholders of the Company or the Subsidiaries, shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

(b) Prior to the termination of this Agreement pursuant to Section 8.01, Parent, Merger Sub and the Company shall have the right to seek specific performance of the terms hereof in the event that any provisions of this Agreement are not performed in accordance with the terms hereof, to the extent available under applicable Law.

SECTION 9.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

SECTION 9.10 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

SECTION 9.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CORRECTIONAL SERVICES CORPORATION

By:	/s/ STUART M. GERSON
Name:	Stuart M. Gerson
Title:	Chairman of the Board of Directors

THE GEO GROUP, INC.

By:	/s/ GEORGE ZOLEY
Name:	George Zoley
Title:	Chief Executive Officer

GEO ACQUISITION, INC.

By:	/s/ GEORGE ZOLEY
Name:	George Zoley
Title:	President

Annex B

Jefferies & Company, Inc. Investment Banking 520 Madison Avenue 10th Floor New York, NY 1002 tel 212-284-2550 fax 212-284-1716

July 13, 2005

The Board of Directors

Correctional Services Corporation

1819 Main Street, Suite 1000

Sarasota, FL 34236

Members of the Board:

We understand that Correctional Services Corporation (the “Company”), GEO Group, Inc. (“Parent”), and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated as of July 12, 2005 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”) in a transaction in which each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than shares of Common Stock held in the treasury of the Company or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent or the Company, all of which shares will be canceled, and other than shares as to which demands for appraisal rights have been properly made, will be converted into the right to receive $6.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Jefferies & Company, Inc. (“Jefferies”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We have been engaged by the Company to act as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is payable contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify Jefferies against liabilities arising out of or in connection with the services rendered and to be rendered by Jefferies under such engagement. We and our affiliates may trade or hold securities of the Company and of certain affiliates of Parent for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities.

You have asked for our opinion as investment bankers as to whether the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed the Merger Agreement; (ii) reviewed the Company’s operations and prospects; (iii) reviewed certain financial and other information about the Company that was publicly available; (iv) reviewed information furnished to us by the Company’s management, including certain internal financial analyses, budgets, reports and other information; (v) held discussions with various members of senior management of the Company concerning historical and current operations, financial conditions and prospects, including recent financial performance; (vi) reviewed the share trading price history of the Company for a period we deemed appropriate, both on a standalone basis and relative to certain companies we deemed relevant; (vii) reviewed the valuation of the Company implied by the Consideration; (viii) reviewed the valuations of publicly traded companies that we deemed comparable in certain respects to the Company; (ix) reviewed the financial terms of selected acquisition transactions involving companies in lines of business that we deemed comparable in certain respects to the business of the Company; (x) reviewed the premiums paid in selected acquisition transactions; (xi) prepared a leverage valuation analysis of the Company and (xii) prepared a discounted cash flow analysis of the Company.

The Board of Directors

Correctional Services Corporation

July 13, 2005

In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company as we considered appropriate in rendering this opinion.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects material to our analysis.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company has informed us, however, and we have assumed, that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We express no opinion as to the Company’s financial forecasts or the assumptions on which they are made. In addition, in rendering this opinion we have assumed that the Company will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such financial forecasts could affect the opinion rendered herein.

Accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of, the Company, nor have we been furnished with any such evaluations or appraisals or reports of such physical inspections, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections. Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to any holder of Common Stock.

In rendering this opinion we have also assumed with your consent that: (i) the transactions contemplated by the Merger Agreement will be consummated on the terms described in the Merger Agreement without any waiver of any material terms or conditions which would affect the amount or timing of receipt of the Consideration; (ii) there is not now, and there will not as a result of the consummation of the transactions contemplated by the Merger Agreement be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities (contingent or otherwise, known or unknown) of the Company were as set forth in the consolidated financial statements provided to us by the Company, as of the dates of such financial statements.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions

The Board of Directors

Correctional Services Corporation

July 13, 2005

contemplated by the Merger Agreement as compared to any alternative transactions that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Common Stock should vote on any matter relevant to the Merger Agreement. We express no opinion as to the price at which shares of Common Stock will trade at any future time. Except as provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent.

Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Consideration to be received by the holders of shares of Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/  JEFFERIES & COMPANY, INC.

Jefferies & Company, Inc.

Annex C

VOTING AGREEMENT

VOTING AGREEMENT, dated as of July 14, 2005 (this “Agreement”), by and between The GEO Group, Inc., a Florida corporation (“Parent”) and James F. Slattery (“Stockholder”).

WHEREAS, concurrently herewith, Parent, GEO Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Correctional Services Corporation, a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), and each issued and outstanding share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive the Merger Consideration;

WHEREAS, Stockholder beneficially owns 797,245 shares of Company Common Stock (the “Owned Shares” and, together with any shares of Company Common Stock of which Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants, conversion of other convertible securities or otherwise, are collectively referred to herein as the “Covered Shares”);

WHEREAS, in order to induce Parent to enter into the Merger Agreement and proceed with the Merger, Parent and Stockholder are entering into this Agreement; and

WHEREAS, Stockholder acknowledges that Parent is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement and would not enter into the Merger Agreement if Stockholder did not enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and Stockholder hereby agree as follows:

1. Agreement to Vote.

(a) Prior to any termination of this Agreement, Stockholder hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or cause to be voted) in person or by proxy all Covered Shares in favor of the Merger and any other matters necessary for the consummation of the Transactions and (iii) vote (or cause to be voted) all Covered Shares against (A) any proposal for any recapitalization, reorganization, liquidation, merger, sale of assets or other business combination between the Company and any other Person (other than the Merger) and (B) any other action that could reasonably be expected to, impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, any transactions contemplated by this Agreement or result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement. For the purposes of this Agreement, the term “Person” means a natural person, corporation, trust, partnership, joint venture, association, limited liability company or other business or other legal entity of any kind.

(b) STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, PARENT, THE PRESIDENT OF PARENT AND THE SECRETARY OF PARENT, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY OTHER DESIGNEE OF PARENT, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN CLAUSE (a) OF THIS SECTION 1. STOCKHOLDER

INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE COVERED SHARES.

(c) Except as set forth in clause (a) of this Section 1, Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of the Company. In addition, nothing in this Agreement shall give Parent or any of its officers or designees the right to vote any Covered Shares in connection with the election of directors.

2. No Inconsistent Agreements. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Covered Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by Parent to Stockholder, such earliest date being referred to herein as the “Termination Date”.

4. Representations and Warranties.

(a) Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(i) Valid Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(ii) Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent for the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (1) conflict with or violate the Articles of Incorporation or Bylaws of Parent, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any property or asset of Parent is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Parent to perform its obligations hereunder.

(b) Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(i) Ownership of Securities. As of the date of this Agreement, (A) Stockholder beneficially owns the Owned Shares, (B) Stockholder is the sole record holder of the Owned Shares free and clear of Liens (other than Liens created by this Agreement), (C) Stockholder has sole voting power and sole power of disposition with respect to all Owned Shares, with no restrictions (other than those created by this Agreement or in connection with the arrangements set forth on Schedule I attached to this Agreement), subject to applicable federal securities laws on their rights of disposition pertaining thereto, (D) Stockholder beneficially owns stock options representing the right to buy 190,000 shares of Company Common Stock, all of which are issuable upon the exercise of currently exercisable stock options (the “Options”), and (E) Stockholder does not own beneficially or of record any equity securities of the Company other than the Covered Shares or the Options. Stockholder has not appointed or granted any proxy which is still in effect with respect to the Owned Shares. As used in this Agreement, the terms “beneficial owner”, “beneficial ownership”, “beneficially owns” or “owns beneficially”, with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Exchange Act.

(ii) Existence, Power; Binding Agreement. Stockholder has full power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. If Stockholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable in accordance with its terms.

(iii) No Conflicts. Except for the applicable requirements of the Exchange Act (A) no filing with, and no permit, authorization, consent or approval of, any state, federal or foreign governmental authority is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Stockholder, the consummation by Stockholder of the transactions contemplated hereby or compliance by Stockholder with any of the provisions hereof will (1) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Stockholder pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any property or asset of Stockholder is bound or affected or (3) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform its obligations hereunder.

(iv) Accredited Investor. Stockholder is an “accredited investor” (as defined under the Securities Act) and a sophisticated investor, is capable of evaluating the merits and risks of its investments and has the capacity to protect its own interests.

5. Certain Covenants. Stockholder hereby covenants and agrees as follows:

(a) No Solicitation. Prior to any termination of this Agreement, subject to Section 7 hereof (with respect to Stockholder), Stockholder agrees that neither it nor any of its Representatives shall, directly or indirectly, solicit (including by way of furnishing information) any inquiries or the making of any proposal by any Person or entity (other than Parent or any affiliate of Parent) which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. In addition, neither the Stockholder nor any of its respective affiliates shall, directly or indirectly, make any proposal which constitutes, or could reasonably be expected to lead to, an

Acquisition Proposal. If Stockholder receives a bona fide inquiry or proposal with respect to the sale of shares of Company Common Stock, then Stockholder shall promptly inform the Company and Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the Person making it. Stockholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

(b) Restriction on Transfer, Proxies and Non-Interference. Except as set forth in Section 8 hereof, Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Covered Shares or Options, (ii) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (iii) knowingly take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

(c) Additional Covered Shares. Stockholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Common Stock of which Stockholder acquires beneficial ownership after the date hereof (including, upon the exercise of Options).

6. Further Assurances. From time to time, at the other party’s request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

7. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) Stockholder makes no agreement or understanding herein in any capacity other than in Stockholder’s capacity as a record holder and beneficial owner of Covered Shares, (b) nothing herein shall be construed to limit or affect any action or inaction by Stockholder acting in such person’s capacity as a director or officer of the Company and in compliance with Section 6.03 of the Merger Agreement, (c) Stockholder may provide information and engage in discussions with a third party, as and to the extent that the Company is permitted to do so, if, after the Company shall have received an unsolicited bona fide written Acquisition Proposal from such third party, the Company Board has complied with the provisions of Section 6.03(a) of the Merger Agreement, and (d) Stockholder shall have no liability to Parent or any of its affiliates under this Agreement or otherwise as a result of any action or inaction by Stockholder in such person’s capacity as a director or officer of the Company and in compliance with Section 6.03 of the Merger Agreement.

8. Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, Stockholder may transfer any or all of the Covered Shares, in accordance with provisions of applicable Law, to Stockholder’s spouse, ancestors, descendants or any trust (controlled by Stockholder) for any of their benefit or to a charitable trust (controlled by Stockholder); provided, however, that, prior to and as a condition to the effectiveness of such transfer, each Person to which any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with Parent to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement.

9. No Control. Nothing contained in this Agreement shall give Parent the right to control or direct the Company or the Company’s operations.

10. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

11. Non-survival of Representations and Warranties. The respective representations and warranties of Stockholder and Parent contained herein shall not survive the closing of the transactions contemplated hereby and by the Merger Agreement.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing in the English language and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices hereunder shall be delivered to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

if to Parent:

The GEO Group, Inc.

621 Northwest 53rd Street

Boca Raton, Florida 33487

Facsimile No: (561) 893-0101

Attention: John Bulfin

with a copy to:

Akerman Senterfitt

One Southeast Third Avenue, 28th Floor

Miami, Florida 33131

Facsimile No: (305) 374-5095

Attention: Jose Gordo

 Stephen K. Roddenberry

if to Stockholder:

James F. Slattery

Correctional Services Corporation

1819 Main Street, Suite 1000

Sarasota, Florida 34236

Facsimile: (941) 952-9198

with a copy to:

Epstein, Becker & Green

250 Park Avenue

New York, New York 10177

Facsimile: (212) 669-0989

Attention: Theodore L. Polin

  Sidney Todres

13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

14. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Court of Chancery for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named court. This Agreement does not involve less than $100,000, and the parties intend that 6 Del.C. §2708 shall apply to this Agreement.

17. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent and Stockholder have caused to be executed or executed this Agreement as of the date first written above.

THE GEO GROUP, INC.

By:	/s/ GEORGE C. ZOLEY
Name:	George C. Zoley
Title:	Chairman and CEO

/s/ JAMES F. SLATTERY
JAMES F. SLATTERY, as Stockholder

Annex D

DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to 251 (other than a merger effected pursuant to 251(g) of this title), 252,254,257, 258, 263 or 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

CORRECTIONAL SERVICES CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD AT THE SARASOTA CHAMBER OF COMMERCE BOARD ROOM,

1945 FRUITVILLE ROAD, SARASOTA, FLORIDA 34236 ON                     , 2005,

AT 10:00 A.M., LOCAL TIME

By signing on the reverse side, the undersigned hereby appoints                      and                     , and each of them acting individually, as proxies for the undersigned, with full power of substitution, to represent and vote as designated hereon all shares of common stock, par value $.01 per share, of Correctional Services Corporation (the “Company”) which the undersigned stockholder would be entitled to vote if personally present at the special meeting of stockholders of the Company to be held at the Sarasota Chamber of Commerce Board Room, 1945 Fruitville Road, Sarasota, Florida 34236 on                     , 2005, at 10:00 a.m., local time, and at any adjournment or postponement thereof, with respect to the matters set forth on the reverse side hereof.

You may change your vote at any time before your proxy has been voted at the special meeting by delivering to the Secretary of the Company written notice of revocation or a properly executed proxy with a date subsequent to the date of the original proxy, or by attending the special meeting and voting in person. Attendance alone will not revoke your proxy. If your shares are held in “street name” and you provided your broker with voting instructions, you must follow the broker’s directions to change your vote.

If the undersigned holds any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders and a proxy statement dated                     , 2005.

PLEASE ACT PROMPTLY

WHETHER OR NOT YOU ARE ABLE TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE, NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE U.S, THIS ACTION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON AT THE SPECIAL MEETING.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION IN THE ENVELOPE PROVIDED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

CORRECTIONAL SERVICES CORPORATION

1819 Main Street, Suite 1000

Sarasota, Florida 34236

YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

Please detach along perforated line and mail in the envelope provided.

☒  Please mark vote as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS.

		FOR	AGAINST	ABSTAIN
1.	To adopt the Agreement and Plan of Merger, dated as of July 14, 2005, by and among Correctional Services Corporation, The GEO Group, Inc. and GEO Acquisition, Inc., a wholly owned subsidiary of The GEO Group, Inc.	☐	☐	☐

2.	To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.	☐	☐	☐

WHEN THIS PROXY CARD IS PROPERLY EXECUTED, SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE SPECIAL MEETING AS SPECIFIED HEREIN. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS LISTED ABOVE AND, IN THE DISCRETION OF ANY OF THE PERSONS APPOINTED AS PROXIES, AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

Mark box at right if you plan to attend the special meeting. ☐

Mark box at right if an address change has been noted on the reverse side of this card. ☐

NOTE:  Please date and sign this proxy exactly as name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, administrator, trustee, guardian, or other fiduciary, please give full title as such. When signing on behalf of a corporation, please sign in the full corporate name by an authorized officer. When signing on behalf of a partnership, please sign in the full partnership name by an authorized person.

Signature of Stockholder	Signature of Stockholder

Date:	Date: